Exhibit 10.13

USER TESTING, INC., A CALIFORNIA CORPORATION
WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION
LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of January 12, 2018 by and between WESTER ALLIANCE BANK, an Arizona corporation (“Bank”) and USER TESTING, INC., a California corporation (“Borrower”).
RECITALS
Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
1.    DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:
“6 Month Cash Burn” means Borrower’s earnings before depreciation and amortization, excluding any noncash expenses related to stock compensation, for the prior six (6) months (expressed as an absolute number), plus the principal amount of Term Loans repaid during the prior six (6) months, all determined in accordance with GAAP.
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without Limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Amortization Date” means January 10, 2019.
“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
2

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means an amount equal to trailing three (3) months of Recurring Revenue from Eligible Recurring Revenue Contracts multiplied by the MRR Retention Rate (which such MRR Retention Rate shall not exceed ninety percent (90%), tested on a monthly basis, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Closing Date” means the date of this Agreement.
“CNB” means City National Bank.
“Code” means the California Uniform Commercial Code.
“Collateral” means the property described on Exhibit A attached hereto.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Contracts” means subscription license contracts, maintenance contracts and support contracts of Borrower.
3

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.
“Credit Cards Limit” means Five Hundred Thousand Dollars ($500,000).
“Credit Extension” means each Advance, use of the Credit Card Services, the Letters of Credit Sublimit, Term Loan or any other extension of credit by Bank for the benefit of Borrower hereunder.
“Daily Balance” means the amount of the Obligations owed at the end of a given day.
“Eligible Recurring Revenue Contracts” are Contracts yielding Recurring Revenue in accordance with GAAP, provided that Bank may change the standards of eligibility by giving Borrower thirty (30) days prior written notice based on the results of a Collateral audit or based on events, conditions, contingencies, or risks which, as reasonably determined by Bank, may adversely affect the Collateral. Unless otherwise agreed to by Bank, Eligible Recurring Revenue Contracts shall not include the following (which listing may be amended or changed in Bank’s sole but reasonable discretion with notice to Borrower):
(a)    Contracts from any customer if twenty five percent (25%) of more of the average monthly Contract from such customer has aged more than ninety (90) days from the invoice date;
(b)    Contracts which the customer thereunder has elected to cancel, cancelled, or failed to renew within a reasonable timeframe;
(c)    Contracts from any customer subject to any insolvency proceeding or which has become insolvent; or
(d)    Contracts the collection of which Bank reasonably determines to be doubtful.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“FRB” means First Republic Bank.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency Jaw, including assignments for the benefit of creditors, formal or informal moratoria,
4

compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past. present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Interest Only End Date” means January 12, 2019.
“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder. “Letter of Credit” or “Letters of Credit” is defined in Section 2.1(c) hereof.
“Letters of Credit Sublimit” means a sublimit for standby letters of credit under the Revolving Line not to exceed One Million Dollars ($1,000,000).
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Liquidity” means, as of any date of measurement, the sum of (i) the ending unrestricted cash balances at Bank (of which at least Three Million Dollars ($3,000,000) shall be at Bank at all times), plus (ii) the available but undrawn principal amounts under the Borrowing Base and the Term Loans.
“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.
“MRR Retention Rate” means as of the date of determination, the ratio, expressed as a percentage, of (i) the average monthly Recurring Revenue for the three (3) months ending on such date for all Eligible Recurring Revenue Contracts, to (ii) the average monthly Recurring Revenue for the twelve (12) months ending on such date for all Contracts.
5

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Perfection Certificate” has the meaning assigned in Section 3.1.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Indebtedness” means:
(a)    Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;
(b)    Indebtedness existing on the Closing Date and disclosed in the Perfection Certificate, and any refinancings, refundings, renewals or extensions thereof so long as the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;
(c)    Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate at any given time;
(d)    Subordinated Debt; and
(e)    any other indebtedness incurred in the normal course of Borrower’s business, not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.
6

“Permitted Investment” means:
(a)    Investments existing on the Closing Date disclosed in the Perfection Certificate, and any refinancings, refundings, renewals or extensions thereof so long as the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and
(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (l) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts.
“Permitted Liens” means the following:
(a)    Any Liens existing on the Closing Date and disclosed in the Perfection Certificate or arising under this Agreement or the other Loan Documents;
(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;
(c)    Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;
(d)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the greater of four and one quarter percent (4.25%) or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
“Recurring Revenue” means revenue from Contracts, recognized by the Borrower in accordance with GAAP.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice President of Finance and the Controller of Borrower.
7

“Revenue Event” means Bank’s receipt of evidence, in form and substance satisfactory to Bank, of Borrower’s achievement of revenues, measured on a trailing nine (9) month basis for the measuring period ending September 30, 2018, of at least Thirty Three Million Dollars ($33,000,000).
“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof
“Revolving Line” means a credit extension of up to Fifteen Million Dollars ($15,000,000).
“Revolving Maturity Date” means January 12, 2020.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).
“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.
“Term A Loan(s)” is defined in Section 2.1(d)(i) hereof.
“Term A Loan Amount” means Five Million Dollars ($5,000,000).
“Term B Loan” is defined in Section 2.1(d)(ii) hereof.
“Term B Loan Amount” means Five Million Dollars ($5,000,000).
“Term Loan(s)” is defined in Section 2.1(d)(ii) hereof.
“Term Loan Maturity Date” is January 12, 2022.
“Term Loan Payment” is defined in Section 2.1(d)(iii).
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.
2.    LOAN AND TERMS OF PAYMENT.
2.1    Credit Extensions.
Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder.
8

Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(a)    Revolving Advances.
(i)    Subject to and upon the terms and conditions of this Agreement, so long as the MRR Retention Rate is at least ninety percent (90%) and Bank shall have received, in form and substance satisfactory to Bank, an audit of the Collateral, the results of which shall be satisfactory to Bank, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the Letters of Credit Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.
(ii)    Whenever Borrower desires an Advance, Borrower will notify Bank no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.
(b)    Credit Cards. Subject to the terms and conditions of this Agreement, Borrower may request business credit cards (the “Credit Card Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that (i) the total amount of the Credit Card Services shall not exceed the Credit Cards Limit and (ii) the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding for Credit Card Services shall not exceed the Borrowing Base. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its obligations with respect to any Credit Card Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Credit Card Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Credit Card Services continue.
(c)    Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, the aggregate outstanding face amount of all Letters of Credit shall not exceed the Letters of Credit Sublimit, and for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. All Letters of Credit shall be, in form and
9

substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.
If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under the Letters of Credit Sublimit on terms reasonably acceptable to Bank.
(d)    Term Loans.
(i)    Term A Loans. Subject to the terms and conditions of this Agreement, Bank shall make one (I) or more term loans available to Borrower from the Closing Date through the Interest Only End Date in an aggregate principal amount not to exceed the Term A Loan Amount (each a ‘‘Term A Loan” and collectively, the “Term A Loans”). Each Term A Loan shall be in a principal amount of at least One Million Dollars ($1,000,000).
(ii)    Term B Loans. Subject to the terms and conditions of this Agreement, upon the Revenue Event and prior to the Interest Only End Date, Bank shall make an additional term loan available to Borrower in a principal amount equal to the Term B Loan Amount (the “Term B Loan” and together with the Term A Loans, each a “Term Loan” and collectively, the “Term Loans”).
(iii)    Repayment. Borrower shall pay interest only payments in arrears from the tenth (10th) day of the month beginning January 10, 2018 through the Interest Only End Date. Beginning on the Amortization Date, Borrower shall repay the Term Loan in thirty six (36) equal installments of principal, plus monthly payments of accrued interest (each a “Term Loan Payment”), in each case payable on the tenth (10th) day of each month. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.
(iv)    Procedures for Borrowing. Whenever Borrower desires a Term Loan, Borrower will notify Bank no later than 3:00 p.m. Pacific time, three (3) Business Days prior to the date the Term Loan is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within twenty four (24) hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Term Loan Request Form in substantially the form of Exhibit B hereto. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Term Loans made under this Section 2.l(d) to Borrower’s deposit account.
2.2    Overadvances. (i) If the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding under the Letters of Credit Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base at any time or (ii) if the aggregate amount of the outstanding Advances plus
10

the aggregate amounts outstanding for Credit Card Services exceeds the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
2.3    Interest Rates, Payments, and Calculations.
(a)    Interest Rates.
(i)    Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to one quarter percent (0.25%) above the Prime Rate.
(ii)    Term Loan. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to one quarter percent (0.25%) above the Prime Rate.
(b)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty Five Dollars ($25). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (the “Default Rate”).
(c)    Payments. Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof. Bank shalt, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.
(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
2.4    Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
11

2.5    Fees. Borrower shall pay to Bank the following:
(a)    Revolving Facility Fee. On the Closing Date and on the first anniversary thereof, a revolving facility fee equal to Twenty Five Thousand Dollars ($25,000), which shall be nonrefundable; and
(b)    Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date not to exceed Fifteen Thousand Dollars ($15,000) without Borrower’s approval, and after the Closing Date, all Bank Expenses as and when they are incurred by Bank.
2.6    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
2.7    Extension of Maturity. Notwithstanding anything contained herein to the contrary, Bank shall have the right, in its sole and absolute discretion, to extend the Revolving Maturity Date to the tenth day of the month next following the actual Revolving Maturity Date as stated in this Agreement.
3.    CONDITIONS OF LOANS.
3.1    Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)    this Agreement;
(b)    a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)    UCC National Form Financing Statement;
(d)    evidence of insurance;
(e)    payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;
(f)    current financial statements of Borrower;
(g)    completed perfection certificate of Borrower (the “Perfection Certificate”);
(h)    a legal opinion of counsel to Borrower;
(i)    a bailee waiver for each location where Borrower maintains Collateral having a book value in excess of Fifty Thousand Dollars ($50,000);
12

(j)    an account control agreement from CNB;
(k)    duly executed payoff letter from CNB;
(l)    evidence that (i) the Liens securing Indebtedness owed by Borrower to CNB will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated; and
(m)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)    timely receipt by Bank of the Revolving Advance Request Form or Term Loan Request Form, as applicable, as provided in Section 2.1; and
(b)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form or Term Loan Request Form, as applicable, and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
3.3    Post-Closing Conditions.
(a)    By no later than February 28, 2018, Bank shall have received, in form and substance satisfactory to Bank, an audit of the Collateral, the results of which shall be satisfactory to Bank; and
(b)    within thirty (30) days after the Closing Date, Bank shall have received, in form and substance satisfactory to Bank, a landlord’s consent for each of Borrower’s leased locations.
4.    CREATION OR SECURITY INTEREST.
4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Perfection Certificate, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.
4.2    Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully
13

consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.
4.3    Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
5.    REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants as follows:
5.1    Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.
5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.
5.3    No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.
5.4    Bona Fide Eligible Recurring Revenue Contracts. The Eligible Recurring Revenue Contracts are bona fide, existing contracts. Borrower has not received notice of actual or imminent Insolvency Proceeding of any customer with respect to an Eligible Recurring Revenue Contract that is
5.5    Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.
5.6     Intellectual Property. Borrower is the sole owner of the Intellectual Property, ach of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Perfection Certificate, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5.00%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Perfection Certificate, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.
14

5.7    Name; Location of Chief Executive Office. Except as disclosed in the Perfection Certificate, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.
5.8    Litigation. Except as set forth in the Perfection Certificate, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.
5.9    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
5.10    Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.
5.11    Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
5.12    Environmental Condition. Except as disclosed in the Perfection Certificate, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s
15

properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance djsposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.13    Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.
5.14    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
5.15    Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.
5.16    Accounts. None of Borrower’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank.
5.17    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.
6.    AFFIRMATIVE COVENANTS.
Borrower shall do all of the following:
6.1    Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.
6.2    Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.
6.3    Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s consolidated and consolidating operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a
16

Responsible Officer; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (e) as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the beginning of each fiscal year or the date of approval by Borrower’s board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a monthly format, approved by Borrower’s board of directors, and in a form and substance acceptable to Bank; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.
Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable and a deferred revenue schedule, all in form and substance satisfactory to Bank.
Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.
Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.
6.4    Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).
6.5    Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
17

6.6    Insurance.
(a)    Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.
(b)    All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.
6.7    Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain its depository, operating, and investment accounts with Bank, provided, however, Borrower may (i) maintain an operating account with CNB so long as CNB has entered into an account control agreement with Bank, in form and substance satisfactory to Bank, and (X) fifty percent (50%) of the balance of such account as of the Closing Date (the “Closing Date Balance”) is transferred to Bank within thirty (30) days after the Closing Date, (Y) seventy five percent (75%) of the Closing Date Balance is transferred to Bank within ninety (90) days after the Closing Date, and (Z) from and after the date which is one hundred twenty (120) days after the Closing Date, (a) such account serves solely as cash collateral for Borrower’s bank services maintained at CNB and (b) the aggregate amount in such account does not exceed Five Hundred Thousand Dollars (S500,000) at any time, and (ii) maintain an operating account with FRB so long as (X) the aggregate amount in such account does not exceed Five Hundred Thousand Dollars ($500,000) at any time and (Y) any balance in such account is swept weekly to Borrower’s account at Bank. Furthermore, Borrower shall and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, and Letters of Credit.
6.8    Liquidity. Borrower shall maintain at all times Liquidity equal to the greater of (i) Three Million Dollars ($3,000,000) or (ii) 6 Month Cash Burn.
6.9    Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Bank in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s prior written consent.
6.10    Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral
18

to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will first receive the written consent of Bank and, in the event that the Collateral at any new location is valued in excess of Fifty Thousand Dollars ($50,000) in the aggregate, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Bank prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.
6.11    Creation/Acquisition of Subsidiaries. In the event Borrower, or any of its Subsidiaries creates or acquires any Subsidiary, Borrower shall provide prior written notice to Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower (or its Subsidiary, as applicable) shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each such newly created Subsidiary.
6.12    Litigation Cooperation. Commencing on the Closing Date and continuing through the termination of this Agreement., make available to Bank, without expense to Bank, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Bank may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.13    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
7.    NEGATIVE COVENANTS.
Borrower will not do any of the following:
7.1    Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank.
7.2    Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends. Borrower shall not, without at least thirty (30) days’ prior written notice to Bank add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in assets or property of Borrower or any of its Subsidiaries).
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.
19

7.4    Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted indebtedness.
7.5    Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so.
7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.
7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
7.10    inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.
7.11    Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERlSA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.
20

7.12    Capital Expenditures. Make or contract to make, without Bank’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of Two Hundred Thousand Dollars ($200,000) or incur liability for rentals of property (including both real and personal property) in an amount which, together with capital expenditures, shall in any fiscal year exceed such sum.
7.13    Compliance with Anti-Terrorism Laws. Bank hereby notifies Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow Bank to identify such party in accordance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower and each of its Subsidiaries shall immediately notify Bank if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
8.1    Payment Default. If Borrower fails to pay, when due, any of the Obligations;
8.2    Covenant Default.
(a)    If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or
(b)    If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
21

8.3    Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;
8.4    Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);
8.5    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.6    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or which could have a Material Adverse Effect;
8.7    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or
8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
8.9    Subordinated Debt. A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement.
8.10    Governmental Approvals. Any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any governmental authority shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect.
22

9.    BANK’S RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);
(b)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;
(c)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(d)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(e)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;
(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(g)    Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;
(h)    Bank may credit bid and purchase at any public sale; and
(i)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
23

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.
9.3    Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing fonds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
9.4    Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
9.6    Remedies Cumulative. Bank’s rights and remedies under thjs Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.
24

9.7    Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.
10.    NOTICES.
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	User Testing, Inc. 2672 Bayshore Parkway, Suite #703 Mountain View, CA 94043 Attn: VP of Finance FAX: (___) ___________________ EMAIL: ______________________

If to Bank:	Bridge Bank, a division of Western Alliance Bank [***] [***] Attn: [***] EMAIL: [***]
The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND
25

WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
12.    JUDICIAL REFERENCE PROVISION.
12.1    In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
12.2    With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
12.3    The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
12.4    The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
12.5    The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
12.6    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may
26

be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
12.7    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
12.8    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
12.9    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
12.10    THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAYING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
13.    GENERAL PROVISIONS.
13.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent,
27

which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
13.2    Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
13.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5    Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
13.7    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
13.8    Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to
28

Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
13.9    Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other infom1ation that will allow Bank to identify the Borrower in accordance with the Patriot Act.
14.    NOTICE OF FINAL AGREEMENT.
BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
[Balance of Page Intentionally Left Blank]
29

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

USER TESTING, INC.

By:	/s/ Darrell Benatar
Title:	CEO

WESTERN ALLIANCE BANK

By:	/s/ Matthew Spencer
Title:	VP
[Signature Page to Loan and Security Agreement]

CORPORATE RESOLUTIONS TO BORROW

Borrower: USER TESTING, INC., a California corporation

I, the undersigned Secretary or Assistant Secretary of USER TESTING, INC., a California corporation (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of California.
I FURTHER CERTIFY that attached hereto as Attachments I and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.
I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.
BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Christopher Hicken	COO / President	/s/ Christopher Hicken

Darrell Benatar	CEO	/s/ Darrell Benatar

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:
Borrow Money. To borrow from time to time from Western Alliance Bank, an Arizona corporation (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.
Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of January 12, 2018 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.
Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.
Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.
Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.
Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.
BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.
I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.
IN WITNESS WHEREOF, I have hereunto set my hand on January 12, 2018 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X	/s/ Darrell Benatar
2

INSURANCE AUTHORIZATION LETTER
In accordance with the insurance coverage requirements of the Loan and Security Agreement dated as of January 12, 2018 (the “Agreement”) between Western Alliance Bank an Arizona corporation (“Bank”), and User Testing, Inc., a California corporation (“Borrower”), coverage is to be provided ass t forth below:
COVERAGE:    All risk including liability and property damage.
INSURED:    USER TESTING, INC.
LOCATION(s) OF COLLATERAL:
1.         2672 Bayshore Parkway Mountain View, CA 94043
2.         650 5th Street, San Francisco, CA 94017
3.         690 5th Street, San Francisco, CA 94107
4.         3340 Peachtree Road, N.E., Tower Place 100, Atlanta, GA 30326
Insuring Agent:   Pennbrook Insurance Services
Address:             [***]
                           [***]
Phone Number:   [***]
Fax Number:       [***]
ADDITIONAL INSURED AND LOSS PAYEE:
Bank, as its interests may appear below.
BANK:
Western Alliance Bank, an Arizona corporation
[***]
[***]
The above coverage is to be provided prior to funding the Agreement. Borrower hereby agrees to pay for the coverage above and by signing below acknowledges its obligation to do so.

USER TESTING,

Signature:	/s/ Darrell Benatar

Name:	Darrell Benatar

Title:	CEO

Date:	January 12, 2018

FIRST LOAN AND SECURITY MODIFICATION AGREEMENT
This FIRST LOAN AND SECURITY MODIFICATION AGREEMENT (“Modification”) is entered into as of June 13, 2019, by and between USER TESTING, INC., a California corporation (“Borrower”) and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).
1.    DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated January 12, 2018, by and between Borrower and Bank, as may be amended from time to time (“Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.
Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”
2.    CONSENT. Borrower has created a Subsidiary, User Testing Limited, company number 627120 formed under the laws of the United Kingdom (“User Testing UK”). Borrower has requested that Bank consent to the creation of User Testing UK. Subject to the conditions contained herein, and performance by Borrower of all of the terms of the Existing Documents and this Modification, Bank hereby consents to the creation of User Testing UK provided that no Event of Default has occurred prior to the occurrence of or following the creation of User Testing UK. Bank does not waive Borrower’s obligations or covenants in the Existing Documents, and Bank’s consents only extend to creation of User Testing UK as specifically described herein.
3.    DESCRIPTION OF CHANGE IN TERMS.
(a)    The following defined terms and their respective definitions are added to or amended and restated in Section 1.1 of the Loan Agreement as follows:
“Interest Only End Date” means January 12, 2020.
“Letters of Credit Sublimit” means a sublimit for standby letters of credit under the Revolving Line not to exceed Five Million Dollars ($5,000,000).
“Prime Rate” means the greater of (i) five and one half percent (5.50%) and (ii) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
“Revolving Maturity Date” means January 12, 2021.
“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower.
“Term Loan Maturity Date” is January 12, 2023.

“User Testing UK” means User Testing Limited, company number 627120 formed under the laws of the United Kingdom.
(b)     Clause (c) of the definition of “Permitted Indebtedness” in Section 1.1 of the Loan Agreement is amended and restated as follows:
(c)    Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any given time;
(c)    A new clause (f) is added to the definition of “Permitted Indebtedness” in Section 1.1 of the Loan Agreement as follows:
(f)     Indebtedness of User Testing UK in an aggregate amount not to exceed Three Hundred Thousand Dollars ($300,000) at any time for cash secured credit cards maintained outside Bank.
(d)    A new clause (c) is added to the definition of “Permitted Investment” in Section 1.1 of the Loan Agreement as follows:
(c)    Investments by Borrower in User Testing UK in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) per fiscal year of Borrower.
(e)    A new clause (e) is added to the definition of “Permitted Liens” in Section 1.1 of the Loan Agreement as follows:
(e)    Liens incurred to secure the indebtedness described in clause (f) of the definition of “Permitted Indebtedness” so long as such Liens attach only to the cash collateral account at the financial institution providing such credit cards.
(f)    Section 2.5(a) of the Loan Agreement is amended and restated as follows:
(a)    Revolving Facility Fee. On the Closing Date and on each anniversary thereof, a revolving facility fee equal to Twenty Five Thousand Dollars ($25,000), which shall be nonrefundable; and
(g)    A new Section 4.4 is added to the Loan Agreement as follows:
4.4     Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Immediately upon certification, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly governing the Shares. Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless
5

an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
(h)    A new Section 5.18 is added to the Loan Agreement as follows:
5.18    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligations exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
(i)    Section 6.7 of the Loan Agreement is amended and restated as follows:
6.7    Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain its depository, operating, and investment accounts with Bank, provided, however,(i) Borrower may maintain an operating account with CNB so long as CNB has entered into an account control agreement with Bank, in form and substance satisfactory to Bank, and (X) fifty percent (50%) of the balance of such account as of the Closing Date (the “Closing Date Balance”) is transferred to Bank within thirty (30) days after the Closing Date, (Y) seventy five percent (75%) of the Closing Date Balance is transferred to Bank within ninety (90) days after the Closing Date, and (Z) from and after the date which is one hundred twenty (120) days after the Closing Date, (a) such account serves solely as cash collateral for Borrower’s bank services maintained at CNB and (b) the aggregate amount in such account does not exceed Five Hundred Thousand Dollars ($500,000) at any time, (ii) Borrower may maintain an operating account with FRB so long as (X) the aggregate amount in such account does not exceed Five Hundred Thousand Dollars ($500,000) at any time and (Y) any balance in such account is swept weekly to Borrower’s account at Bank, and (iii) User Testing UK may maintain an account at a financial institution other than Bank provided that the aggregate amount in such account does not exceed One Million Dollars ($1,000,000) at any time. Furthermore, Borrower shall and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, and Letters of Credit.
(j)    Section 7.3 of the Loan Agreement is amended and restated as follows:
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except in a transaction where (a) the ending unrestricted cash balances at Bank after giving effect to such transaction is in the aggregate at least Fifteen Million Dollars ($15,000,000), (b) the total consideration including cash and the value of any non-cash consideration, for all such
6

transactions does not in the aggregate exceed One Million Five Hundred Thousand Dollars ($1,500,000) during the term of this Agreement, (c) no Event of Default has occurred and is continuing or would exist after giving effect to such transaction, and (d) Borrower is the surviving legal entity.
(k)    Section 7.6 of the Loan Agreement is amended and restated as follows:
7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase (i) the stock of former employees pursuant to stock repurchase agreements, and (ii) during calendar year 2019, stock of others in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000), in each case as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.
4.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
5.    PAYMENT OF EXPENSES. Bank shall pay Bank all Bank Expenses incurred through the date of this Agreement.
6.    NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Modification, each Releasing Party releases Bank, and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.
7.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Modification, the terms of the
7

Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Modification in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Modification shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to any subsequent modification agreements.
8.    CONDITIONS. The effectiveness of this Modification is conditioned upon Bank’s receipt, in form and substance satisfactory to Bank, of the following:
(a)    this Modification, duly executed by Borrower;
(b)    the certificate(s) for the Shares, together with Assignment(s) separate from Certificates, duly executed by the pledgor in blank;
(c)    payment of all Bank Expenses incurred through the date of this Modification; and
(d)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
9.    NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
10.    COUNTERSIGNATURE. This Modification shall become effective only when executed by Bank and Borrower.
8

BORROWER:		BANK:

USER TESTING, INC.		WESTERN ALLIANCE BANK,
a California corporation		an Arizona corporation

By:	/s/ Tien Anh Nguyen	By:	/s/ Shirish Sharma

Name:	Tien Anh Nguyen	Name:	Shirish Sharma

Title:	CFO	Title:	AVP

SECOND LOAN AND SECURITY MODIFICATION AGREEMENT
This SECOND LOAN AND SECURITY MODIFICATION AGREEMENT (“Modification”) is entered into as of March 18, 2020, by and among USER TESTING, INC., a California corporation (“Parent”), TRUTHLAB TECHNOLOGIES INC., a Delaware corporation (“TruthLab,” and together with Parent, individually and collectively, jointly and severally, “Borrower”) and WESTERN ALLIANCE BANK, an Arizona co1poration (“Bank”).
1.    DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated January 12, 2018, by and between Borrower and Bank, as may be amended from time to time, including but without limitation by that certain First Loan and Security Modification Agreement dated as of June 13, 2019 (“Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.
Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”
2.    JOINDER. By execution and delive1y of this Modification, TruthLab shall, and hereby does, become a Borrower (as defined in the Loan Agreement) under the Loan Agreement and the applicable Loan Documents as if an original signatory thereto effective as of the date hereof. Each reference to “ Borrower” in the Loan Agreement and the applicable Loan Documents shall mean and refer to each of Parent and TruthLab, individually and collectively, jointly and severally. Without limiting the generality of the foregoing, TruthLab grants Bank a security interest in the Collateral to secure performance and payment of all Obligations under the Loan Agreement.
3.    CONSENT. Borrower intends to enter into that certain Agreement for the Sale and Purchase of Shares in TestON AS by and among Borrower and certain Sellers (as defined therein) party thereto, in substantially the form attached hereto as Annex I, in accordance with which Borrower will acquire from the Sellers all of the shares in TestON AS, a Norwegian private limited liability company (the “Share Purchase”). Borrower has requested that Bank consent to the Share Purchase. Subject to the conditions contained herein, and performance by Borrower of all of the terms of the Existing Documents and this Modification, Bank hereby consents to the Share Purchase provided that no Event of Default has occurred prior to the occurrence of or following the effectiveness of the Share Purchase. Bank does not waive Borrower's obligations or covenants in the Existing Documents, and Bank's consent only extends to the Share Purchase as specifically described herein.
4.    DESCRIPTION OF CHANGE IN TERMS
(a)    The following term and its respective definition is added to Section 1.1 of the Loan Agreement as follows:

“TestON” means TestON AS, a Norwegian private limited liability company.
(b)    Clause (c) of the definition of “Permitted Investment” in Section 1.1 of the Loan Agreement is amended and restated as follows:
(c)    Investments by Borrower in (i) User Testing UK in an aggregate amount not to exceed Seven Million Dollars ($7,000,000) per fiscal year of Borrower, and (ii) TestON in an aggregate amount not to exceed Two Million Dollars ($2,000,000) per fiscal year of Borrower.
(c)    Section 6.7 of the Loan Agreement is amended and restated as follows:
6.7 Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain its depository, operating, and investment accounts with Bank, provided, however, (i) Borrower may maintain an operating account with CNB so long as (a) CNB has entered into an account control agreement with Bank, in form and substance satisfactory to Bank, (b) such account serves solely as cash collateral for Borrower’s bank services maintained at CNB, and (c) the aggregate amount in such account does not exceed Five Hundred Thousand Dollars ($500,000) at any time, (ii) Borrower may maintain an operating account with FRB so long as (a) the aggregate amount in such account does not exceed Five Hundred Thousand Dollars ($500,000) at any time and (b) any balance in such account is swept weekly to Borrower’s account at Bank, (iii) User Testing UK may maintain an account at a financial institution other than Bank provided that the aggregate amount in such account does not exceed One Million Dollars ($1,000,000) at any time, and (iv) Test ON may maintain (a) an escrow account at a financial institution other than Bank provided that the aggregate amount in such account does not exceed Four Million Dollars ($4,000,000) at any time and the proceeds of such account are used to facilitate earn out payments, and (b) another account at a financial institution other than Bank provided that the aggregate amount in such account does not exceed Five Hundred Thousand Dollars ($500,000) at any time. Furthermore, Borrower shall and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, and Letters of Credit.
(d)    A new Section 15 is added to the Loan Agreement as follows:
15.    CO-BORROWERS.
15.1    Co-Borrowers. Each Borrower is jointly and severally liable for the Obligations and Bank may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower
2

shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, each Borrower, including without limitation Advance Request Forms and Compliance Certificates. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Advances, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.
15.2    Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all Obligations (other than inchoate indemnity obligations) are paid in full and Bank has no further obligation to make Credit Extensions to each Borrower, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
15.3    Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have
3

against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.
15.4    Subrogation of Defenses. For so long as any Obligations are outstanding or Bank has any obligations to make Credit Extensions to Borrower hereunder, each Borrower hereby agrees not to assert any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect. This Section 15.4 shall have no further force or effect and shall terminate automatically upon the indefeasible repayment in full in cash of all Obligations owing to Bank and the termination of this Agreement and Bank’s obligation to make Credit Extensions to Borrower hereunder.
15.5    Right to Settle, Release.
(a)    The liability of Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
(b) Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
15.6    Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.
(e)    Exhibit A (Collateral Description Attachment) to the Loan Agreement is replaced with Exhibit A attached hereto.
4

(f)    Exhibit B ([Revolving Advance][Term Loan] Request) to the Loan Agreement is replaced with Exhibit B attached hereto.
(g)    Exhibit D (Compliance Certificate) to the Loan Agreement is replaced with Exhibit C attached hereto.
5.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
6.    PAYMENT OF EXPENSES. Borrower shall pay Bank all Bank Expenses incurred through the date of this Agreement.
7.    NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Modification, each Releasing Party releases Bank, and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.
8.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Modification, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this
5

Modification in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Modification shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to any subsequent modification agreements.
9.    CONDITIONS. The effectiveness of this Modification is conditioned upon Bank’s receipt, in form and substance satisfactory to Bank, of the following:
(a)    this Modification, duly executed by each Borrower;
(b)    a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)    UCC National Form Financing Statement (TruthLab);
(d)    an insurance authorization letter by TruthLab;
(e)    insurance certificates and endorsements for TruthLab;
(f)    completed Perfection Certificate by TruthLab;
(g)    the certificate(s) for the Shares of TestON, together with Assignments Separate from Certificates, duly executed by the pledgor in blank;
(h)    payment of all Bank Expenses incurred through the date of this Modification; and
(i)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
10.    NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
11.    COUNTERSIGNATURE. This Modification shall become effective only when executed by Bank and Borrower.
6

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed and delivered as of the date first written above.

BORROWER:

USER TESTING, INC.
a California corporation

By:	/s/ Andrew MacMillan

Name:	Andrew MacMillan

Title:	Chief Executive Officer

BORROWER:

TRUTHLAB TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ Tien Anh Nguyen

Name:	Tien Anh Nguyen

Title:	Chief Executive Officer, User Testing, Inc.
(parent company of Truthlab Technologies, Inc.)

BANK:

WESTERN ALLIANCE BANK,
an Arizona corporation

By:	/s/ Michael Lederman

Name:	Michael Lederman

Title:	Senior Managing Director

7

EXHIBIT A

DEBTOR:    USER TESTING, INC., a California corporation
TRUTHLAB TECHNOLOGIES INC., a Delaware corporation
SECURED PARTY:    WESTERN ALLIANCE BANK, an Arizona corporation
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.
Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.
1

EXHIBIT B
[REVOLVING ADVANCE][TERM LOAN] REQUEST
(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Western Alliance Bank, an Arizona corporation

Fax:	[***]

Date:

From:	USER TESTING, INC., TRUTHLAB TECHNOLOGIES INC.
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $ _______ in accordance with the [Advance][Term Loan] as defined in the Loan and Security Agreement dated as of January 12, 2018.
Borrower hereby authorizes Bank to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.
All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this [Revolving Advance][Term Loan] Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.
Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.
1

EXHIBIT D
COMPLIANCE CERTIFICATE
TO:    WESTERN ALLIANCEBANK, an Arizona corporation
FROM:    USER TESTING, INC., a California corporation
TRUTHLAB TECHNOLOGIES INC., a Delaware corporation
The undersigned authorized officer of USER TESTING, INC., a California corporation, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Annual financial statements (CPA Audited)	FYE within 180 days		Yes	No

Monthly financial statements and Compliance Certificate	Monthly within 30 days		Yes	No

10K and 10Q	(as applicable)		Yes	No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days after to the beginning of each fiscal year		Yes	No

A/R & A/P Agings, Borrowing Base Certificate, Deferred Revenue Schedule	Monthly within 30 days Yes		Yes	No

A/R Audit	Initial and Annual		Yes	No

Deposit balances with Bank	$
Deposit balance outside Bank	$

Financial Covenant	Required	Actual	Complies

Liquidity	See Section 6.8		Yes	No
1

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE
2

ANNEX I
Agreement for the Sale and Purchase of Shares in TestON AS
[see attached]
1

Agreement for the sale and purchase of shares in TestON AS
BETWEEN
THE PERSONS LISTED IN APPENDIX 1
(AS SELLERS)
AND
USER TESTING, INC. (AS BUYER)

13 March 2020
2

1	DEFINITIONS	1

2	THE TRANSACTION	6

3	CONSIDERATION	7

4	NO LEAKAGE	9

5	PRE-CLOSING UNDERTAKINGS	11

6	CLOSING CONDITIONS	12

7	PRE-CLOSING BREACHES AND TERMINATION	13

8	CLOSING	14

9	SETTLEMENT	17

10	ESCROW	17

11	BUYER'S WARRANTIES	18

12	SELLERS' WARRANTIES	18

13	COMPENSATION	30

14	INDEMNITIES	34

15	POST-CLOSING OBLIGATIONS	34

16	SELLERS' REPRESENTATIVE	36

17	ANNOUNCEMENTS AND CONFIDENTIALITY	37

18	GENERAL	37

19	GOVERNING LAW; LEGAL VENUE	39

APPENDIX 1 THE SELLERS AND ALLOCATION OF CONSIDERATION		41

APPENDIX 2 LOCKED BOX ACCOUNTS		42

APPENDIX 3 COMPANY SELLERS’ CREDIT		43

APPENDIX 4 DETERMINATION OF THE REVENUE		44

APPENDIX 5 BUSINESS PLAN		45

APPENDIX 6 ESCROW AGREEMENT		46

i

APPENDIX 7 COMPANY DISCLOSURE SCHEDULE	47

APPENDIX 8 THE IDEK GUARANTEE UNDERTAKING	48

APPENDIX 9 PROVIDED INFORMATION	49
ii

This share purchase agreement is entered into on 13 March 2020 (the “Agreement Date”) between:
(1)    The persons and entities listed in Appendix 1 to this Agreement (jointly the “Sellers” and each a “Seller”); and
(2)    User Testing, Inc., a California corporation with a principal office at 690 5th Street, San Francisco, California 94107 (the “Buyer”).
BACKGROUND
(A)    The Sellers own all of the shares in TestON AS, a Norwegian private limited liability company with registered address at [***] (the “Company”) as set out in Appendix 1. Appendix 1 further includes all stock options, including vesting status and exercise price, issued by the Company per the Agreement Date (“the “Options”).
(B)    The Group (as defined below) offers digital user testing services (the “Business”).
(C)    The Buyer wishes to acquire from the Sellers and the Sellers wish to sell to the Buyer all of the shares in the Company.
On this background, it is agreed as follows:
1    DEFINITIONS
In addition to definitions set out elsewhere in this Agreement, the following definitions shall apply to capitalized terms used herein:

Accounting Principles	means, for the Company, the generally accepted accounting principles of Norway, and, for the Swedish Subsidiary, the generally accepted accounting principles of Sweden and for the German Subsidiary, the generally accepted accounting principles of Germany.
Accounts	means the unaudited annual accounts of each Group Company (including balance sheet statements, income statements and notes to the accounts) for 2017, 2018 and 2019, to the extent existing for each Group Company.
Accounts Date	means 31 December 2019.
Agreement	means this share sale and purchase agreement and the appendices attached hereto.
Agreement Date	is defined in the introductory section of this Agreement.

Affiliate
means, in respect of any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person, including in the case of individuals, such related Persons as provided for in Section 1-5 (2) no. 1 and 2 of the NPLCA.
For the purposes of this definition, control means, as to any Person: (i) owning so many shares or interests that they represent the majority of the votes in such Person, or (ii) through contract or otherwise, having the right to elect or remove a majority of the members of the board of directors or similar governing body of such Person. The terms “controls”, “controlled by” or “under common control with” have correlative meanings.

Applicable Law	means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule (including rules of any recognised stock exchange), permit, approval, regulation, directive, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted or promulgated or applied by a Governmental Body that is binding upon or applicable to such Person.
Business	has the meaning ascribed to such term in recital (B) to this Agreement.
Buyer	is defined in the introductory section of this Agreement.
Business Day	means a day (excluding Saturdays and Sundays and public days off) on which clearing banks are open for non-automatic business in Norway (excluding internet banking).
Closing	means the consummation of the Transaction in accordance with clause 8.
Closing Conditions	means the conditions for the Parties' respective obligation to complete the Transaction as set out in clause 6.
Closing Date	means the date on which Closing actually takes place.
Closing Schedule	is defined in clause 3.3.1.
Company	is defined in recital (A) to this Agreement.
Company Bank Account	means the bank account of the Company included in the Closing Schedule.
Company Tax Withholding Account	means the tax withholding account of the Company included in the Closing Schedule.
Company Disclosure Schedule	is defined in clause 12.
Company Sellers’ Credit	means the aggregate amount financed by the Company for the acquisition, directly or indirectly, by certain employees [***] of shares of the Company, which amounts are detailed in Appendix 3 (including accrued and unpaid interest).

Data Room	means the virtual data room provided by Google Drive and opened for the Buyer and its advisors in connection with the Transaction from 5 January 2020 until 13 March, 2020, the content of which has been downloaded to memory sticks and one copy given to each of the Buyer and the Sellers' Representative on Closing (and constituting Appendix 9 to this Agreement).
Earn-Out	shall have the meaning ascribed to such term in clause 3.4.1.
Earn-Out Threshold	shall have the meaning ascribed to such term in clause 3.4.2.
Encumbrance	means any encumbrance, restriction, mortgage, lien, charge, pledge or other security interest, pre-emptive right, right of first refusal, tag-along or drag-along right, option agreement or other agreements with similar effect, servitude, right of use or similar interest over, or related to, any asset (tangible or intangible) or its use, including with respect to shares and other securities, any restriction on use, voting, transfer, right to distributions or other ownership attributes.
Escrow Account	means a bank account with the Escrow Agent in the name of the Sellers' Representative and regulated as set out in the Escrow Agreement.
Escrow Agent	means DNB Bank ASA.
Escrow Agreement	means the agreement attached as Appendix 6.
Escrow Amount	means 15% of the sum of the Maximum Consideration.
Fairly Disclosed	means, with respect to any disclosure in the Company Disclosure Schedule, disclosure which (a) clearly indicates the particular clause or paragraph to which such disclosure relates or (b) upon a reading thereof without any independent knowledge of the subject matter thereof, reasonably apparently apply to such clause or paragraph.
Governmental Body	means any governmental (national or municipal) body, and any multinational organization or body, exercising or entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
Group	means the group comprised by the Group Companies.
Group Companies	means the Company together with the Subsidiaries, and Group Company means any one of them.
IDEK	Idekapital Fund I AS.
IDEK Bank Account	means the bank account of IDEK included in the Closing Schedule.

IDEK Guarantee Amount
means IDEK's pro rata part of the Escrow Amount, secured and covered under a guarantee undertaking by IDEK in favour of the Buyer attached hereto as Appendix 8 (the “IDEK Guarantee Undertaking”), as security for IDEK's potential liability for breach of the Sellers Warranties, for any Leakage or the Indemnities, in lieu of such amount being part of the Escrow Amount.

IDEK Warrant Price	means USD 400,000.
Key Employees	means [***]
Leakage	means any distribution, transfer, guarantee, payment, waiver, release or any obligation or other disposition (whether conditional or unconditional) made, undertaken, established or accrued in breach of the warranties and undertakings in clause 4.1.
Leakage Parties	means the Sellers, the Affiliates of the Sellers and the Ultimate Owners jointly, and “Leakage Party” means any of them.
Leakage Amount	has the meaning ascribed to such term in clause 4.4.
Locked Box Accounts	Means the unaudited balance sheet for each of the Group Companies (nonconsolidated) as per the Locked Box Date included in Appendix 2.
Locked Box Date	Means 29 February 2020.
Loss	is defined in clause 13.1.
Long Stop Date	means 1 May 2020.
Material Adverse Change	means any event, result, fact or other occurrence that will, or is reasonably expected to, result in a material adverse change in the assets, liabilities (actual or contingent), business, financial (or other) condition, revenues, profitability or prospects of the Group, except for any change resulting from any event or circumstance which has a general impact on the industries in which the Group operates to the extent that such event or circumstance does not adversely affect the Group disproportionately compared to its competitors.
Material Agreements	has the meaning ascribed to such term in clause 12.20.1
Maximum Consideration	has the meaning ascribed to such term in clause 3.1.1
Maximum Earn-Out	means USD 4,090,000.
NPLCA	means the Norwegian Private Limited Liability Companies Act of 1997 (Norwegian: aksjeloven), as in force at the Agreement Date.
Options	has the meaning ascribed to such term in Recital (A).
Options Redemption Price	means the amount identified as the options redemption price as per Appendix 1.
Options Tax Withholding	means an amount equal to 46.4% of each exercising Options holders' part of the Options Redemption Price.
Parties or Party	means the Buyer and the Sellers jointly, and Party means any one of them.

Permitted Leakage	means the actions listed in clause 4.2
Person	means any individual, firm, company, corporation, partnership or other entity having legal personality or any government, state or agency of a state, local or municipal authority or other governmental body, including in each case the successors of each such person.
Protected Warranties	means the Sellers' Warranties set out in clause 12.1 (Organisation), 12.2 (Corporate existence), 12.3 (Power and authority), 12.4 (No consent and no conflict), 12.5 (The Shares), 12.6 (Insolvency), 12.7 (The Subsidiaries), 12.24 (Taxes), 12.25 (Compliance) and 12.26 (Financial Advisor).
Provided Information	means the information included in the Data Room.
Purchase Price	is defined in clause 3.2.1.
P&L Statement	means a profit and loss statement for the Business (as carried out by the Group Companies as per Closing and as further developed and expanded in accordance with the business plan (attached hereto as Appendix 4) and as may otherwise be agreed between the Parties) for the full financial year 2020.
Revenue	means income generated from normal business operations from Non-English Speaking Countries, and includes discounts and deductions for refunds in accordance with the Accounting Principles. For the purposes of this definition, “Non-English Speaking Countries” shall mean countries that are not natively English speaking. For clarity, any revenue generated by the Group Companies from Non-English Speaking Countries shall not be part of the business plan and thus Revenue from such countries (if any) shall not be included.
Sellers' Affiliate	is defined in clause 15.4.1.
Sellers' Bank Account	means the bank account of the Sellers included in the Closing Schedule.
Sellers' Knowledge	means the actual knowledge of the directors of the Company and the Key Employees and knowledge any of such persons reasonably should have had.
Sellers' Representative	means [***]
Sellers' Warranties	means the warranties of the Sellers set out in clause 12.
Shares	means all of the outstanding shares in the Company as at the Closing Date.
Subsidiaries	means Teston Sweden AB and Teston Germany GmbH.

Tax or Taxation	means any form of direct or indirect taxation, levy, duty, charge, withholding or impost of whatever nature (including any related fine or other penalty, interest and other additions that may become imposed or payable by operation of any applicable statute, rule or regulation or any Governmental Body) imposed, collected or assessed by a competent Governmental Body including, without limitation, any property and income tax, value added tax, stamp, export and import duty, customs, special duty, document duty, environmental tax and employment and social security tax).
Tax Return	means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any applicable statute, rule or regulation relating to any Tax.
Third Party Claim	means any claim by a third party against any Group Company which is or may be subject to a claim for compensation by the Buyer against the Sellers pursuant to clause 13;
Transaction	means the sale and purchase of the Shares as contemplated by this Agreement.
Transaction Costs
means any amount of:
(a)    fees, expenses or liabilities relating to advice and services rendered by professional advisors and consultants in connection with the Transaction (including any value added tax or other Taxes payable in respect of such fees and expenses); and
(b)    any bonus paid or payable to current and former employees in connection with the Transaction (excluding any ordinary overtime payment to employees), together with the amount of any applicable employment tax and vacation pay on such amounts.

Ultimate Owners	means any individual Person holding shares (direct or indirect) in a Seller.
2    THE TRANSACTION
2.1    Sale and purchase of the Shares
2.1.1    On the terms and subject to the conditions of this Agreement, the Sellers agree to sell and transfer the Shares to the Buyer and the Buyer agrees to purchase the Shares from the Sellers, free and clear of any Encumbrances and together with all rights attaching to them at Closing.
2.1.2    The Sellers hereby waive any right to acquire any of the Shares set out in the NPLCA, the Company's articles of association or any agreement between any of the Sellers, and the Sellers hereby confirm that any shareholders' agreement relating to the Shares entered into by any of the Sellers is terminated effective upon Closing.
3    CONSIDERATION
3.1.1    The consideration for the Shares shall be divided into the Purchase Price and a contingent Earn-Out as set out in this clause 3, and allocated among the Sellers as set out in Appendix 1. The consideration for the Shares shall not exceed USD 13,340,000 (the “Maximum Consideration”). For the avoidance of doubt, any amount payable by the Buyer under this Agreement shall be paid in USD and the Buyer shall have no exchange rate risk.
3.2    The Purchase Price
3.2.1    The Purchase Price for the Shares (and cancellation of the IDEK Warrant and the Options) (the “Purchase Price”) shall equal USD 9,250,000.
3.2.2    The Purchase Price shall be settled at Closing in accordance with clause 8.3 (g) . The transfer by the Buyer of a part of the Purchase Price to the Sellers' Bank Account in accordance with clause 8.3(g) shall be sufficient discharge of the Buyer's obligations to pay the relevant part of the Purchase Price under this Agreement and the Buyer shall not be concerned as to its application.
3.3    Closing Schedule
3.3.1    No later than two (2) Business Days prior to the Closing Date, the Sellers shall prepare and provide the Buyer with a schedule (the “Closing Schedule”) including the details of the IDEK Bank Account, the Company Bank Account, the Company Tax Withholding Account and the Sellers' Bank Account.
3.3.2    The Sellers undertake and covenant with the Buyer that all information in the Closing Schedule will be complete and correct.
3.4    Earn-Out
3.4.1    In addition to the Purchase Price, the Sellers shall be entitled to a deferred contingent consideration up to USD 4,090,000 (the “Maximum Earn-Out”), to be allocated among (i) the Sellers as set out in Appendix 1 and (ii) the Option holders in exchange for the cancellation of any unexercised Options paid in accordance with the calculation set out in Appendix 1, based on the performance of the Group as follows (the “Earn-Out”):

3.4.2    If the consolidated Revenue of the Group/the Business for the financial year 2020 reaches any of the thresholds set out below (each an “Earn-Out Threshold” and collectively the “Earn-Out Thresholds”), the Sellers will be entitled to the corresponding Earn-Out payment set out below:
•Consolidated Revenue is more than or equal to EUR 1,000,000 and less than or equal to EUR 1,150,000 – payment of 50% of the Maximum Earn Out;
•Consolidated Revenue is more than EUR 1,150,000 but less than or equal to EUR 1,325,000 – payment of 60% of the Maximum Earn-Out;
•Consolidated Revenue is more than EUR 1,325,000 but less than or equal to EUR 1,420,000 – payment of 70% of the Maximum Earn-Out;
•Consolidated Revenue is more than EUR 1,420,000 but less than or equal to EUR 1,515,000 – payment of 80% of the Maximum Earn-Out;
•Consolidated Revenue is more than EUR 1,515,000 –payment of the Maximum Earn-Out
For the avoidance of doubt, if the consolidated Revenue of the Group/Business for the financial year 2020 is below EUR 1,000,000, no Earn-Out will be payable, and any Revenue above EUR 1,515,000 will not increase the Maximum Earn-Out.
3.4.3    The calculation of the Earn-Out Thresholds shall be based on the Accounting Principles, to the extent not deviating from NGAAP and/or Applicable Law which shall prevail.
3.4.4    Since the Company's accounting currency is NOK, for the purpose of calculating whether a Earn-Out Threshold is reached pursuant to Clause 3.4.2, EUR/NOK shall be based on an agreed upon EUR/NOK currency exchange rate of 10.
3.4.5    Earn-Out shall be paid in cash to the Sellers' Bank Account.
3.4.6    The calculation of the Earn-Out Thresholds shall be based on the Revenue as it appears from the P&L Statement, determined in accordance with Appendix 4 and taking into regard clause 3.4.4.
3.5    Conduct of business during the Earn-Out Period
From the Closing Date and until 31 December 2020 (the “Earn-Out Period”), except as agreed between the Parties, the Buyer undertakes to:
(a)    ensure that the Company's business is separately accounted for, including that the P&L Statement for the business is provided;
(b)    retain full ownership and title to the Shares;

(c)    ensure that the Company does not take part in any merger or demerger to an operating company, or similar corporate restructuring;
(d)    to operate the Group in accordance with the business plan attached hereto as Appendix 4;
(e)    to account for the Group's operations as separate divisions or separate legal entities from Closing and at least until 31 December 2020;
(f)    to procure that sales made by a Group Company is included in the relevant Group Company's gross revenue and not allocated to the Buyer or any of its Affiliates or divisions, save for any other Group Company;
(g)    to fund the Company by up to EUR 1,400,000 on an as needed basis, if necessary to achieve gross revenues of EUR 1,600,000 within 31 December 2020;
(h)    to co-operate to structure the Earn-Out in a tax efficient way and independent of any individual remaining employed by the Group.
4    NO LEAKAGE
4.1    Subject to clause 4.2, the Sellers warrant and represent on the Agreement Date and on the Closing Date (and undertakes to procure) that in the period from (and excluding) the Locked Box Date to (and including) the Closing Date no Group Company has, save as expressly permitted under this Agreement:
(a)    transferred any net value or made any distribution to, or redeemed or repurchased any share or loan capital from, a Leakage Party;
(b)    made any payment or performance to or for the direct benefit of a Leakage Party, including payment of any bonuses or management, monitoring or similar fees except in its ordinary course of business in accordance with agreements which terms and conditions are Fairly Disclosed to the Buyer in the Company Disclosure Schedule;
(c)    amended the terms or conditions of any existing transaction, agreement or other arrangement with a Leakage Party;
(d)    waived or deferred any right to any amount owed from or any other claim against a Leakage Party;
(e)    established any guarantee, indemnity or security to or in respect of the obligations or liabilities of a Leakage Party;
(f)    paid or incurred any Transaction Costs;

(g)    taken any other action or similar which transfers value from the Company to any Leakage Party; or
(h)    agreed, committed, resolved, arranged for, or accrued or incurred any obligation, to do anything set out in items 4.1 (a)-(g).
As used in clause 4, “Leakage Party” refers to such a party in any capacity, including but not limited to as a shareholder, board member, employee or consultant of the Company.
4.2    The warranty in clause 4.1 shall not apply to any of the following, all of which shall be permitted under this Agreement:
(a)    any payment of any amount that is not a Transaction Cost to any board member or consultant of the Company pursuant to their current agreements with the Company or any resolutions by the Company which have been Fairly Disclosed to the Buyer in the Company Disclosure Schedule;
(b)    any payment of any salary or other remuneration, including expenses and bonuses, that is not a Transaction Cost, to any employee of the Company pursuant to their current agreements with the Company which have been Fairly Disclosed to the Buyer in the Company Disclosure Schedule;
(c)    any payment of any liability reserved for in the Accounts, other than general appropriations; and
(d)    any payment, waiver or deferral of any amount agreed under this Agreement.
4.3    The Sellers undertake to notify the Buyer in writing promptly after becoming aware of any Leakage, specifying the amount of the Leakage and the nature thereof.
4.4    In the event of a breach of this clause 4, the Sellers shall pay to the Buyer the gross amount of any Leakage, (a “Leakage Amount”).
4.5    The Sellers' liability in respect of this clause 4 shall be several (and not joint and several) on a pro rata basis in proportion to their shareholding in the Company as set out in Appendix 1. Each Seller shall (i) for any Leakage to itself or its Affiliates or Ultimate Owners, as a primary obligor be fully liable for the Leakage Amount, and (ii) for any Leakage to other Sellers or any of their Affiliates or Ultimate Owners, as a secondary obligor be liable up to an amount equal to the Leakage Amount on a pro rata basis in proportion to its shareholding in the Company as set out in Appendix 1.
4.6    Notwithstanding anything to the contrary set out in this Agreement, the liability of the Sellers pursuant to this clause 4 shall be the Buyer's sole and exclusive remedy with respect to Leakages. For the avoidance of doubt, the liability of the Sellers pursuant to this clause 4 shall not be subject to the limitations of liability set out in clause 13.

5    PRE-CLOSING UNDERTAKINGS
5.1    Pre-Closing Conduct
The Sellers shall from the Agreement Date until the Closing Date, except as expressly permitted by this Agreement or agreed between the Parties in writing, cause the Group Companies to conduct their business only in the ordinary course of business consistent with past practice and with a view of maintaining the Group as a going concern, and without prejudicing or limiting the generality of the foregoing, to refrain from:
(a)    amending their articles of association or registered information;
(b)    issuing new shares, options, warrants or other similar rights to acquire shares in the relevant Group Company;
(c)    declaring, setting aside or paying any dividend, group contribution or other distribution with respect to its shares, or from directly or indirectly redeeming or purchasing any of its shares;
(d)    making any changes to the compensation, benefits or pension rights of any Group Company, it being understood that this shall not prevent the Group Companies from carrying out annual salary adjustments in accordance with the negotiations of central unions or otherwise in accordance with consistent practice;
(e)    amending the terms and conditions of employment (or engagement, as applicable) of a Key Employee, or amending the general terms and conditions of employment for any category of employees;
(f)    hiring any new employee or terminating the employment of any employee except where there are grounds for summarily dismissal (Norwegian: avskjed) of such employee;
(g)    waiving, releasing, assigning, settling or compromising any material claim or litigation;
(h)    entering into any new loan agreements, or borrowing any money, except that the foregoing shall not apply to borrowing of money under existing credit lines as part of the ordinary business;
(i)    entering into an agreement to acquire or divest any business, whether by merger or consolidation, purchase or divestment of substantial assets or equity interests;
(j)    making any investment in, or divestment of, any single fixed asset with a value in excess of NOK 50,000;
(k)    entering into or filing for insolvency, bankruptcy, reorganisation, dissolution or liquidation;

(l)    terminating the current insurances or reducing the insurance coverage;
(m)    entering into any transaction or new agreement or arrangement with any of the Sellers or any Affiliates of the Sellers;
(n)    entering into any agreement, arrangement, resolution or commitment to do any of the activities set forth above.
6    CLOSING CONDITIONS
6.1    Conditions for the benefit of the Buyer
The Buyer's obligation to complete the Transaction is conditional upon:
(a)    the Sellers not being in material breach of their obligations under this Agreement on the Closing Date;
(b)    the Warranties being correct in all material respects as at the Closing Date (save where a Warranty is in itself qualified by materiality, in which case such Warranty shall be true and correct in all respects);
(c)    no Material Adverse Change having occurred since the Agreement Date;
(d)    no material change in the cash and working capital of the Group Companies since the Accounts Date having occurred;
(e)    transfer of the Domain name “Teston.dk” from Tapenpinch Holding AS to the Company have been concluded at terms satisfactory to the Buyer;
(f)    The Company has demonstrated to the Buyer that it complies with the General Data Protection regulation by providing:
i.    Policies and procedures to ensure compliance with data protection requirements, including: (i) governing policies for privacy, information security and risk management, (ii) procedures for handling data breaches and data subject requests, and (iii) privacy by design and data protection impact assessment policies and/or procedures
ii.    Records of processing activities pursuant to GDPR art 30, covering both customer and employee personal data;
iii.    records of all data processors, data processing agreements and appropriate safeguards for international data transfers.
(g)    the counterparties to the agreements listed at clause 6.1 (g) of the Company Disclosure Schedule, which have a right to renegotiate, amend or terminate the agreements as a result of the Transaction, having confirmed that they will not exercise any such right in connection with the transaction; and
(h)    The Company having delivered to the Buyer a draft report of the 2019 audited accounts.
6.2    Conditions for the benefit of the Sellers
The Sellers' obligation to complete the Transaction is conditional upon the Buyer not being in material breach of its obligations under this Agreement on the Closing Date.
6.3    Cooperation
6.3.1    Each Party shall use reasonable efforts to promptly take or cause to be taken all actions necessary or advisable under Applicable Law to satisfy the Closing Conditions and otherwise to consummate and effect the Transaction on the terms set out in this Agreement within the Long Stop Date.
6.3.2    Each Party may for itself and in its sole discretion waive any of the Closing Conditions available to it set out in clauses 6.1 and 6.2.
7    PRE-CLOSING BREACHES AND TERMINATION
7.1    Duty to notify
Until Closing, the Parties shall promptly upon becoming aware thereof notify each other of any circumstance or fact which results in a breach of this Agreement.
7.2    Termination events
This Agreement may be terminated at any time between signing of this Agreement and Closing by:
(a)    written agreement between the Parties;
(b)    written notice from a Party to the other Party where the Closing Conditions have not been satisfied (for whatever reason except for, (a) in the case where the Buyer is seeking to terminate this Agreement, the fault or breach of this Agreement of the Buyer, or (b) in the case where a Seller is seeking to terminate this Agreement, the fault or breach of Agreement of any of the Sellers) or waived in accordance with clause 6.3.2 before the Long Stop Date or such later date as the Parties may agree upon in writing.
7.3    Rights on termination
If this Agreement is terminated pursuant to clause 7.2, all further obligations of the Parties under or pursuant to this Agreement shall terminate and have no further effect,

and neither Party shall have any claim against the other under this Agreement, provided that:
(a)    termination shall not affect any accrued rights or liabilities of any Party in respect of damages for any breach of this Agreement prior to such termination;
(b)    where a Party has terminated this Agreement on the basis of a material breach of this Agreement (including a breach of the Sellers' Warranties in the case of the Seller), such termination shall not affect the terminating Party's right to seek compensation for the economic loss resulting from the termination of this Agreement; and
(c)    the Parties' obligations set out in clauses 17 (Announcements and confidentiality), 18 (General) and 19 (Governing law; legal venue), shall survive such termination.
8    CLOSING
8.1    Time and place
Closing shall take place at [***], or electronically as agreed, on or about 18 March 2020, or, in the event that any of the Closing Conditions have not been satisfied or waived at such date, the Closing shall take on such other date and place as agreed in writing by the Parties as soon as possible after such satisfaction or waiver.
8.2    The Sellers' obligations at Closing
At Closing, the Sellers shall:
(a)    deliver to the Buyer evidence of the authority of the individual completing this Agreement on behalf of the Sellers;
(b)    deliver to the Buyer a copy of duly signed minutes from a board of directors meeting in the Company approving the transfer of the Shares to the Buyer, including a waiver of any rights to acquire the Shares;
(c)    deliver to the Buyer evidence that the Company's pledges in the shares held directly or indirectly by [***] have been released;
(d)    deliver to the Buyer evidence of transfer of the domain name “Teston.dk” to the Company from Tapenpinch Holding AS;
(e)    deliver to the Buyer a signed confirmation from [***] stating that he is not entitled to any remuneration for his appointment as managing director in Teston Germany GmbH;

(f)    deliver to the Buyer evidence that the Company it complies with the General Data Protection regulation by providing:
i.    Policies and procedures to ensure compliance with data protection requirements, including: (i) governing policies for privacy, information security and risk management, (ii) procedures for handling data breaches and data subject requests, and (iii) privacy by design and data protection impact assessment policies and/or procedures
ii.    Records of processing activities pursuant to GDPR art 30, covering both customer and employee personal data;
iii.    records of all data processors, data processing agreements and appropriate safeguards for international data transfers.
(g)    deliver to the Buyer a copy of the Company's shareholder's register showing that the Buyer has been registered as the owner of the Shares in accordance with the NPLCA Section 4-7 (1), free and clear of any Encumbrances;
(h)    procure that the Company issues a confirmation to the Buyer that the Buyer has been registered as the owner of the Shares free and clear of any Encumbrances in the shareholders' register of the Company in accordance with the NPLCA Section 4-10;
(i)    deliver to the Buyer written statements from the counterparties to the agreements listed at clause 6.1 (g) of the Company Disclosure Schedule, which have a right to renegotiate, amend or terminate the agreements as a result of the Transaction, confirming that they will not exercise any such right in connection with the Transaction.
(j)    deliver to the Buyer written statements from all Option holders that after Closing there are no Options outstanding, vested or unvested, and that no Option holders following receipt by exercising Option holders of the Options Redemption Price have any claims related to the Options and that no option holders are entitled to any holiday pay not already included in the Options Redemption Price;
(k)    deliver to the Buyer a written statement from IDEK that after Closing IDEK has no warrants, and that IDEK following the receipt of the IDEK Warrant Price do not have any claim related to warrants;
(l)    deliver to the Buyer the IDEK Guarantee Undertaking duly executed by IDEK;
(m)    deliver to the Buyer a statement from the board members of the Company confirming that they resign from the time of adjournment of the general meeting to be held in the Group Companies at or immediately following Closing pursuant to clause 8.3(i), and that they waive any right to any fees and other claims that they may have against the Company in their capacity as board members at such time.
8.3    The Buyer's obligations at Closing
At Closing, the Buyer shall:
(a)    deliver to the Sellers evidence of the authority of the individual(s) completing this Agreement on behalf of the Buyer;
(b)    pay the IDEK Warrant Price to the IDEK Bank Account;
(c)    pay the Escrow Amount, less the IDEK Guarantee Amount, to the Escrow Account;
(d)    pay the IDEK Guarantee Amount to the IDEK Bank Account on the terms of the IDEK Guarantee Undertaking;
(e)    pay the Company Sellers' Credit to the Company Bank Account, which shall have the effect of reducing the allocation to the respective Sellers as shown in Appendix 1;
(f)    pay the Options Tax Withholding to the Company Tax Withholding Account;
(g)    pay the Purchase Price (which includes the Options Redemption Price less the Options Tax Withholding) less the amounts set out in (b) (c) (d) (e) (f) above, to the Sellers' Bank Account with valuation date no later than the Closing Date, and deliver evidence of such payment to the Sellers;
(h)    notify the Company in writing of its purchase of the Shares in accordance with the NPLCA Section 4-12; and
(i)    upon having become the registered owner of the Shares, procure that extraordinary general meetings in the Group Companies are held to replace all of the board members in the Group Companies and in which it is resolved to discharge, to the fullest extent permissible under Applicable Law (for the sake of clarity excluding willful misconduct and gross negligence), all past and present directors from any and all liability arising out of any and all actions taken by such directors in the capacity of directors during the relevant financial year.
8.4    Adjournment of Closing
8.4.1    All actions, deliveries and proceedings to take place at Closing as set out in clauses 8.2 and shall be deemed to take place simultaneously (to the extent practically possible), and shall be mutually conditional upon each other. Each Party may (in addition to and without prejudice to all other rights and remedies available to it) revoke any actions, deliveries and proceedings taken by it under clauses 8.2 and 8.3 (as applicable), and demand reversal of the same until the other Party has performed all of its obligations thereunder.
8.4.2    Upon adjournment of Closing, the Parties shall sign a closing memorandum evidencing that all Closing Conditions have been satisfied and that Closing has taken place in accordance with this Agreement.
9    SETTLEMENT
It is agreed among the Sellers that the Purchase Price shall be divided between them as set out in Appendix 1 (allocations to be based on the actual applicable USD/NOK exchange rate per day of receipt of respective amounts to the Sellers' Bank Account, Appendix 1 to be updated accordingly), and that each Seller shall be responsible for its pro rata part of Transaction Costs to the legal advisors Advokatfirmaet Selmer AS and each Seller hereby irrevocably instructs the Sellers' Representative to pay its pro rata part of such costs on its behalf prior to any other distributions from the Sellers' Bank Account in accordance with Appendix 1.
10    ESCROW
10.1    The Parties have agreed to establish an Escrow Account and entered into an agreement for the operation of the Escrow Account (the “Escrow Agreement”) with the Escrow Agent.
10.2    The operation of the Escrow Account shall be governed by the Escrow Agreement, provided however that the provisions of this clause 10 shall apply between the Parties.
10.3    The Buyer may demand that any claim for payment (including interests on such claim) in accordance with clause 4.4 (Leakage), compensation for any breach of the Sellers' Warranties or the Indemnities, shall be settled (in whole or in part) by payment from the Escrow Account.
10.4    At the fifteen (15) months' anniversary of the Closing Date, or at any time thereafter, the Sellers may demand that the balance of the Escrow Account (including interest thereon) less the outstanding amount of any claim for payment (whether disputed or not, and including interest thereon) against the Sellers under this Agreement which has been notified by the Buyer to the Sellers prior to such date, shall be paid to the Seller.
10.5    The Parties shall jointly instruct the Escrow Agent to make payments from the Escrow Account in accordance with clauses 10.3 or 10.4.
10.6    The balance on the Escrow Account shall beneficially (and for all Tax purposes) belong to the Sellers. Any amount released from the Escrow Account to the Buyer shall belong to the Buyer from the time it is so released. Each Party shall ensure that all rights to the Escrow Account and the balance therein remain free from any Encumbrances.

11    BUYER'S WARRANTIES
The Buyer represents and warrants to the Sellers that each of the warranties set out in this clause 11 (Buyer's warranties) are true and accurate and not misleading as at the Agreement Date and as at Closing.
11.1    Legal status, power and authority
11.1.1    The Buyer is a private corporation duly organized and validly existing under the laws of California.
11.1.2    The Buyer has the power and authority necessary to execute and deliver this Agreement and to execute and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Buyer. Assuming the due authorization, execution and delivery of this Agreement by the Sellers, this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.
11.2    No conflict
The execution, delivery or performance of this Agreement will not conflict with or violate (a) any agreement or other instrument by which the Buyer is bound or (b) any Applicable Law.
11.3    Financing
The Buyer will at Closing have sufficient funds available to pay the IDEK Warrant Price and the Purchase Price and pay all costs and expenses incurred by the Buyer in connection with the Transaction.
11.4    Insolvency
The Buyer is not insolvent, nor subject to any legal proceedings before any court or Governmental Body with regard to claims for voluntary or involuntary dissolution, liquidation or bankruptcy, debt negotiations or appointment of trustee or liquidation board.
12    SELLERS' WARRANTIES
Subject to the disclosures set forth in the disclosure schedule of the Sellers delivered to the Buyer concurrently with the parties’ execution of this Agreement and attached as Appendix 7 hereto (the “Company Disclosure Schedule”) (each of which disclosures (i) in order to be effective as an exception to the representations and warranties contained in this clause 11 shall (a) clearly indicate the particular clause or paragraph to which such disclosure relates or (b) upon a reading thereof without any independent knowledge of the subject matter thereof, reasonably apparently apply to such clause or paragraph, and (ii) shall also be deemed to be representations and warranties made by the Sellers under this clause 11), the Sellers hereby represent and warrant to the Buyer that each of the warranties set out in this clause 12 (Sellers' Warranties) are true and accurate and not misleading as at the Agreement Date and, unless otherwise stated, as at the Closing Date.
12.1    Organisation
Each Seller that is a legal entity is duly organised and validly existing under the Laws of its respective jurisdiction of incorporation and has the right to operate its business in the manner such business is currently operated.
12.2    Corporate existence
Each Group Company is duly organized and validly existing in Norway, Sweden or Germany and is duly registered in the Register of Business Enterprises and any other mandatory public register.
12.3    Power and authority
Each Seller has the requisite corporate power and/or authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The Agreement has been duly executed and delivered by each Seller, and assuming the due authorization, execution and delivery by the Buyer constitutes the legal, valid and binding obligation of each Seller enforceable against each such Seller in accordance with its terms.
12.4    No consent and no conflict
12.4.1    No filing or registration with, notice to or permit from any Governmental Body is necessary for the Sellers' execution and delivery or performance of this Agreement.
12.4.2    Neither the execution of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will conflict with or violate (a) any provisions of the articles of association of (i) a Seller or (ii) any Group Company, (b) any resolution adopted by the board of directors of the general meeting of any Group Company, (c) any material order, judgement, injunction, award or decree of any court, arbitrator or Governmental Body against, or binding upon, the Sellers or any of the Group Companies, or (d) any material statute, Law or regulation applicable to the Sellers or any of the Group Companies.
12.5    The Shares
12.5.1    The Shares constitute 100% of the issued shares of the Company on a fully diluted basis and are validly issued, fully paid and free and clear from any Encumbrances. Each Seller has full ownership to its part of the Shares as set out in Appendix 1.

12.5.2    Save for the Options and the IDEK Warrant, there are no outstanding securities of the Company convertible into or exchangeable for, shares of the Company, or options or other rights to acquire from the Company, or any other obligation on the Company to issue, any shares of the Company. Save for the Options, the Company has no outstanding obligations to repurchase or redeem any shares or such financial instruments as mentioned in the previous sentence.
12.5.3    No Person has claimed to have any right which conflicts with the warranties set out in this clause 12.5.
12.6    Insolvency
No Group Company is insolvent, nor subject to any legal proceedings before any court or Governmental Body with regard to claims for voluntary or involuntary dissolution, liquidation or bankruptcy, debt negotiations or appointment of trustee or liquidation board and, to the Sellers' Knowledge, no reason exists for which such proceedings should be expected.
12.7    The Subsidiaries
12.7.1    The Company has full legal title and ownership to the shares of the Subsidiaries being 100% of all issued shares of the respective Subsidiaries on a fully diluted basis. The shares of the Subsidiaries are validly issued, fully paid and free and clear of any Encumbrance. There is no agreement, conditional or unconditional, to create any Encumbrance over any of the shares of any of the Subsidiaries.
12.7.2    There are no outstanding securities of the Subsidiaries convertible into or exchangeable for, or options or other rights to acquire from the Subsidiaries, or any other obligation on the Subsidiaries to issue, shares of the Subsidiaries. The Subsidiaries have no outstanding obligations to repurchase or redeem any shares. There is no agreement to create any Encumbrance over any of the shares, owned directly or indirectly by the Company of any of the Subsidiaries.
12.7.3    No Person has claimed to have any right which conflicts with the warranties set out in this clause 12.7.
12.8    No memberships
No Group Company is a member of any form of partnership, joint venture, profit or income sharing arrangement, or any association other than recognised trade organisations.
12.9    No claims or guarantees
12.9.1    Neither the Sellers nor any of their Affiliates have any claims against any of the Group Companies, and no Group Company is indebted in any way towards the Sellers or any of their Affiliates.

12.9.2    No Group Company has provided any guarantee as security for the obligations of any third parties (including the Sellers and their Affiliates).
12.10    Books and records
All books and records of each Group Company, including constitutional and other corporate documentation such as shareholders' registers, minutes from board of directors and general meetings, articles of association, annual reports, permits and licenses, have been maintained and kept in accordance with Applicable Law, and are readily available in good order either electronically or at the registered office of the relevant Group Company.
12.11    Accounts and assets
12.11.1    The Accounts of the Group Companies have been prepared in accordance with the Accounting Principles and Applicable Law, and give in all material respects, taking into consideration that such Accounts are not audited, a true and fair view (Norwegian: rettvisende bilde) of the financial position, assets, liabilities and results from the operations, and changes in equity of each of the Group Companies and the Group as a whole on a consolidated basis, as per the Accounts Date.
12.11.2    The Group Companies lawfully own and have good and transferable title to all assets recorded in the Accounts, save for assets disposed of in the ordinary course of business. Such assets are not subject to any Encumbrances other than as set forth in the Accounts.
12.11.3    As per the Accounts Date, the Group Companies had no obligations, commitments or liabilities (liquidated or non-liquidated, contingent or otherwise), whether for Taxes or otherwise, relating to any events having occurred prior to the Accounts Date and which are not clearly described in the Accounts.
12.12    Management accounts
The Group's consolidated management accounts for 2019 and until Closing (a) have been prepared on the basis of the same accounting principles (consistently applied) as the Group's consolidated Accounts; and (b) give in all material respects, taking into consideration the purpose for which they were prepared and that they are not audited, a true and fair view (Norwegian: rettvisende bilde) of the Group's assets and liabilities and state of affairs last date of the month to which they relate, and the profit or loss and cash flow in the relevant months.
12.13    Locked Box Accounts
The Locked Box Accounts have been prepared in accordance with the Accounting Principles, consistently applied as in the Accounts and as if the Locked Box Date were the last date of the relevant accounting year, and give in all material respects a true and fair view (Norwegian: rettvisende bilde) of the assets and liabilities of the Group Companies as at the Locked Box Date.
12.14    Position since the Accounts Date
12.14.1    Since the Accounts Date:
(a)    no Group Company has done or omitted to do anything, which if done or omitted after the Agreement Date, would have constituted a breach of clause 5 (Pre-Closing Undertakings);
(b)    no Group Company has repaid any loan amount, including any loan made to any shareholder, employee, vendor or other third party;
(c)    no Group Company has paid any employee bonus; and
(d)    no Material Adverse Change has occurred.
12.15    Loans and other financial facilities
12.15.1    All loans to any Group Company and other financial facilities available to any Group Company are Fairly Disclosed in the Company Disclosure Schedule.
12.15.2    No Group Company is in default under any of its loans or financial facilities and there is no event which gives, or after notice or with the lapse of time, or both, would give any third Person the right to call for repayment from any Group Company prior to normal maturity of any loan or other financial facility.
12.15.3    No Group Company has entered into any derivative agreements.
12.16    Real property
12.16.1    The Company Disclosure Schedule contains a correct and complete overview of all of the real property leased by the Group Companies. All lease agreements for real property have been Fairly Disclosed in the Disclosure Schedule. The Group Companies do not own any real property.
12.16.2    All the Group Companies' lease agreements relating to the real properties set out in the Disclosure Schedule are valid and entered into on commercial terms, and the Group Companies are in compliance with all material terms of such lease agreements. There are no Encumbrances over the Group Companies' lease agreements for real property.
12.16.3    The Group Companies lease all of the real property necessary to conduct their respective business as currently conducted and there are no restrictions in any such leases which prevent the premises from being used for the present use. The Group Companies have not received any written notice of termination, default, alleged failure to perform, or any offset or counterclaim, with respect to any leased premises.

12.16.4    There is no outstanding claim against any Group Company relating to a breach or default under any lease agreement and there are, to the Sellers' Knowledge, no facts or circumstances which could result in such a claim. All rent and other sums and charges payable under the real property leases to which a Group Company is a party, have been timely and duly paid.
12.16.5    All guarantees which the Group Companies are required to establish under their lease agreements have been established and are fully valid.
12.16.6    The Group Companies' use of the leased real property are in all material respects in compliance with Laws, requirements and regulations applicable to use thereof.
12.17    IPR and IT
12.17.1    For the purposes of this warranty (IPR and IT):
Intellectual Property Rights or IPR means all copyright (related to such as computer software, documents, drawings, and all other literary, scientific and artistic work) and neighbouring rights (such as database rights, rights related to lay-out design for integrated circuits, etc.), patents, inventions, trademarks, domain names, designs, company names, trade secrets, Know-how and all other intellectual property rights subsisting in any part of the world, whether registered or not, and all applications for the same.
IT System means all computer hardware and software used and developed by the Company.
Know-how means all industrial and commercial information and techniques (whether or not in any form such as paper, electronically stored data, magnetic media and film) including, without limitation, designs, drawings, specifications, component lists, manuals, process descriptions, formulations and recipes.
Third Party Software means computer software owned by a third party and licensed to and used by the Company in its course of business.
12.17.2    Except for Third Party Software, the Group owns and holds the right, title and unrestricted interest (including the right to make available, alter, sell and transfer) in all Intellectual Property Rights developed or used in its business (the “Owned Intellectual Property Rights”).No Owned Intellectual Property Rights is subject to any Encumbrance or is wholly or partially owned, held or controlled by any other Person than the Group.
12.17.3    Clause 12.17.3(a) of the Company Disclosure Schedule lists all registrable Owned Intellectual Property Rights (“Company Registered Intellectual Property Rights”) and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant Governmental Entity. Clause 12.17.3(b) of the Company Disclosure Schedule lists all registration, maintenance and renewal fees due within 60 days following the Closing Date.
12.17.4    The Group has not granted any third party any license or other rights of use in relation to any of the Owned Intellectual Property Rights that may negatively affect the Group's current commercial exploitation of its software products. The Group has not granted or is obliged to grant, any Person any exclusive right or license to use any Intellectual Property Rights. The Company's ownership and license to IPR will remain unaffected by the Transaction.
12.17.5    All Owned Intellectual Property Rights produced or developed by the Group's (current or former) employees, consultants, officers, directors or agents have been duly transferred in full to the Company, and there are no outstanding or, to the Sellers’ Knowledge, threatened claims from employees, consultants, officers, directors or agents in relation thereto. To the Sellers’ Knowledge, no former employees, consultants, officers, directors or agents have access to any critical Know-how of the Group.
12.17.6    The Group owns or has been granted the right to use (as applicable) all Intellectual Property Rights and Know-how used in, and necessary for, its business as carried out at the Closing Date.
12.17.7    The Group has complied with the terms and conditions governing its use of Third Party Software, and no claim has been received by the Company based on breach of any such terms and conditions. The Group has been granted the right to use all Third Party Software required to operate the Group's business as conducted by the Group.
12.17.8    The Company's business, operation or use of Intellectual Property Rights has not infringed or otherwise violated and does not infringe or otherwise violate Intellectual Property Rights of any other Person and there is no claim pending or, to the Sellers’ Knowledge, threatened against the Group relating to Intellectual Property Rights used by the Company, and to the Sellers' knowledge there exists no valid basis for such a claim.
12.17.9    To the Sellers’ Knowledge and as per the Agreement Date, no third party is or has been infringing any of the Owned Intellectual Property Rights. The Group has not made or stated in writing that it intends to make any claim, whether for infringement, damages or otherwise, against any third party regarding the use of Owned Intellectual Property Rights, nor does there, to the Sellers’ Knowledge, exist any valid basis for such a claim.

12.18    IT Systems
12.18.1    The IT Systems are owned by or properly licensed, leased or supplied under third party agreements to the Group, including as necessary for the provision of services to the Company's customers and partners. The Group has valid maintenance and support agreements in place relating to all material IT Systems.
12.18.2    During the past twelve (12) months prior to the Agreement Date, the Group has not experienced any material disturbances in the IT Systems caused by viruses, bugs, unauthorized access or otherwise.
12.18.3    The Group has not given any third party (excluding persons employed or retained by the Company to perform work or services that require access to the source code) access to any proprietary source code included in the IT Systems. To the Sellers' Knowledge, nothing has occurred which may trigger an obligation of the Group to provide such source code to any third party.
12.18.4    The Group has sole possession of all source code which it has developed or which it owns and the Group has not granted any rights over such source code to any Person. No source code or other computer-related business Know-how is held, or is required to be held, in escrow for the benefit of any Person.
12.18.5    No current or former employee or consultant of the Group, nor any other Person, has any right (including any right to compensation or royalty, except in accordance with mandatory law) or title to any part of the IT Systems.
12.18.6    The IT Systems are sufficient to conduct the business of the Group as conducted as per the Agreement Date.
12.18.7    None of the software distributed to third parties by the Group is subject to any obligation or condition (including any “strong copyleft” open source license such as the GNU Public License) that: (i) requires or conditions the use or distribution of such software on the disclosure, licensing or distribution of any source code for any portion of such software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Group to use or distribute any such software. All use and distribution of the Company's proprietary software, or any third party software or other licensed Intellectual Property Rights subject to an open source license, by or through the Group is in full compliance with all open source license terms applicable thereto, including all copyright notice and attribution requirements.
12.19    Trade Secrets
The Group has taken reasonable steps to protect and preserve material Know-how which constitutes confidential information or trade secrets, including the source code for the Group proprietary software, held by or for the business of the Company. The

Group is not obliged to disclose any such Know-how to any Person, and, to the Sellers’ Knowledge, there has not been any unauthorised use of any such Know-how.
12.20    Material Agreements
12.20.1    Clauses 12.20.1 a) through 12.20.1 n) of the Company Disclosure Schedule contain complete lists of each of the following types of agreements to which the Group is a party or is bound that are in effect on the Agreement Date shall be considered to be the Group's “Material Agreements”:
a)    customer agreements providing revenues in excess of USD 5,000,
b)    agreement imposing obligations upon any member of the Group in excess of USD 5,000 per year,
c)    distributor, reseller, sales agent, marketing or support agreement,
d)    joint venture or development agreement,
e)    inbound or outbound intellectual property license agreement,
f)    agreement with a governmental entity,
g)    agreement regarding the funding of or investment in the Group,
h)    agreement regarding any acquisition, share purchase, divestiture transaction or other business combination involving securities of the Group,
i)    agreement regarding the settlement of a claim against the Group,
j)    agreement with any person with which the Group does not deal with at arm’s length,
k)    agreement regarding any loan by or to the Group or any encumbrance on any Group asset, and
l)    lease of real or tangible personal property,
m)    agreement with any Key Employee or director of any Group Company.
n)    agreement material to the Business and not disclosed in clauses 11.19.1 a) through 11.19.1 m) of the Company Disclosure Schedule.
12.20.2    Complete copies of all Material Agreements (including any amendments to, and waivers of rights under, such agreements) have been included in the Company Disclosure Schedule. No Group Company has submitted any offer or bid which is outstanding and which if accepted would result in a material agreement, except offers for customer agreements in the ordinary course of business.

12.20.3    All Material Agreements are binding and enforceable on the parties to the agreements in accordance with their terms. No party to any Material Agreement has at any time materially breached, and to the Sellers' Knowledge no such party is likely to become in material breach of, its obligations under any Material Agreement. No Group Company has given or received notice of termination of any Material Agreement, and to the Sellers' Knowledge, no other party to any Material Agreement intends to give notice of termination of such Material Agreement.
12.20.4    No Group Company is party to any agreement, or has submitted any offer or bid which is outstanding and which if accepted would result in an agreement, which:
(a)    has not been entered into on arms' length terms in the ordinary course of business;
(b)    restricts the freedom of any Group Company to carry out its business as carried out at the Agreement Date; or
(c)    gives any third party the right to act as an agent for any Group Company.
12.21    Employees
12.21.1    The current employment terms (including bonuses and benefits) for the Key Employees have been Fairly Disclosed in the Company Disclosure Schedule.
12.21.2    The employment agreements between the Group Companies and the Key Employees are in full force and effect and are valid and binding in accordance with their terms. The Group Companies are not in any breach of any agreement with any Key Employee or member of management and, to the Sellers’ Knowledge, no Key Employee or member of management is per the Agreement Date in any breach thereof.
12.21.3    As per the Agreement Date, no Key Employee has given or received notice to terminate his/her employment with any of the Group Companies. To the Sellers' Knowledge and as per the Agreement Date, no Key Employee or member of management intends to terminate his/her employment with any of the Group Companies.
12.21.4    No Person will be entitled to any bonus or other benefit payable by the Group Companies as a result of the Transaction except for redemption of Options, as set out herein.
12.21.5    The Group Companies have in all material respects complied with the terms of employment of all employees, including all applicable employment law requirements. As per the Agreement Date, no current or former employee of Group Company or any trade union has made claim against any Group Company for breach of any employment agreement or otherwise and, to the Sellers' Knowledge, no such claim is threatened against the Group Companies.

12.21.6    The Group Companies have not granted any loan to or issued any guarantee for the benefit of or for obligations owed by any current or former employee, except for the Company Sellers’ Credit.
12.21.7    The Group Companies have no outstanding remark which has not been remedied following any inspection by the Norwegian Work Environment Authority (Norwegian: “Arbeidstilsynet”) or any other Governmental Body supervising the working conditions of the Group Companies' employees.
12.21.8    The Group Companies are not a party to or bound by any collective bargaining agreement or is subject to consultation obligations or similar with trade unions.
12.21.9    All incentive bonuses, or other variable remuneration and/or incentive schemes with respect to the employees of the Group Companies have been Fairly Disclosed in the Company Disclosure Schedule and the Group Companies' application, execution and administration thereof, comply with Applicable Law and payments have inter alia included vacation benefits.
12.22    Pensions
Complete and correct information regarding all the Group Companies' collective and individual pension schemes (including retirement pension, early retirement pension, disability pension and survivor pension) has been Fairly Disclosed in the Company Disclosure Schedule. All premiums relating to the pension schemes of the Group Companies have been paid when due for payment. No Group Company has any deferred benefit pension scheme.
12.23    Insurance
12.23.1    The Group Companies have valid and sufficient insurance coverage pursuant to its obligations under law or contract. Clause 11.22.1 of the Company Disclosure Schedule lists all insurance policies (by policy number, insurer, location of property insured, annual premium, expiration date, and amount and scope of coverage) held by each Group Company, copies of which have been included in the Company Disclosure Schedule.
12.23.2    All insurance premiums have been paid when due for payment and each Group Company is in compliance with terms and conditions in the insurance policies. Nothing has been done or omitted to be done by any Group Company which would make any policy or insurance void or voidable or, to the Sellers' Knowledge, that would result in a reduction of the coverage (Norwegian: “avkortning”) or cancellation thereof.
12.23.3    There is no material claim outstanding under any of the Group Companies' insurance policies and, to the Sellers' Knowledge, no fact or circumstance exists which may give rise to a claim under the insurance policies. During the last 24 months prior to the date of this Agreement, there has been no material breach of any of the insurance policies.

12.24    Tax
12.24.1    The Group Companies have in a timely manner filed Tax Returns and other mandatory submissions and information with the relevant Tax authorities. All information in such mandatory Tax Returns and submissions were true, correct and complete at the time of filing.
12.24.2    All Tax obligations of the Group Companies arising from any event or transaction occurring on or prior to the Locked Box Date have been paid prior to the Locked Box Date, or been accurately recognised as liabilities in the Locked Box Accounts.
12.24.3    No Group Company is party to any dispute or disagreement with any Governmental Body in relation to Taxes, and to the Sellers' Knowledge, there is no reason for any such dispute or disagreement. No Group Company has received any notice of audit or has been subject to any investigation, audit or visit by any relevant Tax authority, and to the Sellers' Knowledge, no such investigation, audit or visit is expected.
12.24.4    No special Tax exemption, Tax benefits or other positive Tax treatments which any of the Group Companies enjoys, can be cancelled as a consequence of circumstances deriving from the Group Companies’ activities prior to Closing.
12.25    Compliance
12.25.1    Each Group Company is and has been in compliance with:
(a)    all Applicable Law;
(b)    the terms of, and held, all public and private permits, licenses and approvals from all Governmental Bodies and other third parties necessary to carry out its business as currently conducted, and taken all actions required to prevent such permits, licenses and approvals from lapsing; and
(c)    all codes, guidelines and regulations for privacy, security and social corporate responsibility applicable to the Group Companies in any jurisdiction in which it operates and which has been issued by any Governmental Body, or any reputable international non-governmental organization and no allegation has been made to the contrary by any Person.
(d)    And no allegation has been made to the contrary by any Person.
12.25.2    No Group Company is subject to or has been notified of, any particular investigation by any Governmental Body, and, to the Sellers' Knowledge, no such investigation is expected.
12.25.3    No Group Company has any outstanding remark which has not been remedied following inspections by any Governmental Body supervising the Group Company's compliance with Applicable Law.

12.25.4    Neither any Group Company nor any Person on behalf of any Group Company is or has been engaged in any coordinating activities or alike with competitors that would be in violation with Applicable Law relating to antitrust.
12.25.5    Neither any Group Company nor any Person on behalf of any Group Company is or has been involved in any conduct or practice, which might constitute bribery or other violation of Applicable Law relating to anti-corruption or anti-money laundering in Norway.
12.26    Financial advisor
No brokerage commission, finders’ fee or similar compensation has been paid or will become payable by the Group Companies as a result of or in connection with the Transaction.
12.27    Litigation
12.27.1    No Group Company is party to any litigation, criminal proceedings, arbitration or alternative dispute resolution proceedings, nor has any Group Company been notified, or notified any other party, of or is, to the Sellers’ Knowledge, reasonably expecting any such proceedings.
12.27.2    No Group Company has received written notification that any investigation or enquiry is being conducted by any Governmental Body in respect of its affairs, and to the Sellers' Knowledge there are no circumstances that are likely to give rise to such investigation or enquiry.
12.28    Provided Information
The Provided Information is attached hereto as Appendix 6. The Provided Information is correct and not misleading and in all material respects complete and there are no facts or circumstances related to any of the Group Companies or their business or operations which have not been Fairly Disclosed in the Company Disclosure Schedule, which, if disclosed, would affect the willingness of a normal and reasonable Person to purchase the Shares on the terms of this Agreement. Insignificant errors shall however be disregarded.
12.29    No other warranties
Except for the Sellers' Warranties, the Sellers do not make any express or implied warranty or representation in respect of the Shares, the Group or the Business.
13    COMPENSATION
13.1    Compensation by the Sellers
Subject to the limitations set out in this clause 13, each Seller shall compensate (on a pro rata basis based on the portion of the Maximum Consideration they become entitled

to) the Buyer from and against any reasonably foreseeable net loss (a “Loss”). For the purposes of this clause 13 the term “Loss” shall include any reasonably foreseeable net loss suffered by the Buyer or a Group Company with respect to any breach of any Sellers' Warranty.
13.2    Sole remedy
Breach of the Sellers' Warranties shall constitute the only valid basis for any claims of whatever nature from the Buyer against the Sellers related to the condition of the Shares or the Group Companies, including its legal, financial, commercial or technical state or situation. Consequently, the Buyer may not make any claims against the Sellers for breach of the Sellers' Warranties on the basis of the principles of defectiveness in the background law (Norwegian: bakgrunnsrettens regler om mangler), including the Norwegian Act on Sale of Goods no. 27/1988 (Norwegian: lov nr. 27/1988, kjøpsloven).
13.3    Company Disclosure Schedule and duty to limit Losses
Disclosures which are Fairly Disclosed to the Buyer in the Company Disclosure Schedule shall not constitute a breach of the Sellers' Warranties. The Sellers shall not be liable for any Loss to the extent such Loss (or part of a Loss) arises as a consequence of the Buyer's breach of its obligation under Applicable Law to limit such Loss.
13.4    Time limitations
13.4.1    The Buyer must notify the Sellers (such notification, a “Claim Notice”) of any claim within (40) Business Days after the date when the Buyer became aware that a claim could be brought. The Claim Notice shall include a specification of the relevant circumstances constituting a breach and, if available, the amount of the Loss incurred or suffered as a result of the breach.
13.4.2    The Sellers shall have no liability with respect to any claim under the Warranties unless the Sellers have been notified by the Buyer in accordance with clause 13.4.1 before:
(a)    the date falling ten (10) years and 60 days from the Closing Date in respect of a breach of the Warranty set out in clause 12.24 (Tax);
(b)    the date falling five (5) years and 60 days from the Closing Date in respect of a breach of the Protected Warranties other than Tax; or
(c)    the date falling eighteen (18) months after the Closing Date in respect of a breach of any other Warranty than the Protected Warranties and the Warranty set out in clause 12.24 (Tax).
13.4.3    Other than as set out in this clause 13.4, there shall be no time limitations on the Sellers' liability for breaches of the Protected Warranties.

13.5    Financial limitations
13.5.1    Subject to 13.5.2, the Sellers' liability for breach of the Sellers' Warranties, shall be quantitatively limited as follows:
(a)    the Sellers shall have no liability with respect to any individual Loss unless such Loss exceeds the amount of NOK 150,000 (losses of a substantially similar nature arising from substantially similar matters shall be calculated as one Loss);
(b)    the Sellers shall have no liability unless the aggregate Losses for which the Sellers are otherwise liable exceeds the amount of NOK 1,000,000, but then for the whole amount; and
(c)    the Sellers' aggregate liability for breach of the Sellers' Warranties shall not exceed 20% of the Maximum Consideration.
13.5.2    Clause 13.5.1 shall not limit the Sellers' liability for breaches of the Protected Warranties, provided however that the several liability of a Seller in respect of any Loss arising as a result of a breach of the Protected Warranties shall not exceed the amount of the Maximum Consideration received by such Seller, except that the several liability of a Seller in respect of any Loss arising as a result of breach of the Warranty set out in clause 12.24 (Tax) shall be capped at 20% of each such Seller’s pro rata portion of the Maximum Consideration.
13.6    No liability - changes in law, accounting bases, etc.
13.6.1    No liability for the Sellers shall arise:
(a)    if and to the extent that any claim occurs as a result of any legislation not in force at Signing, or which takes effect retroactively, or occurs as a result of any increase in the Tax rate in force at the Agreement Date;
(b)    if and to the extent the Loss is recoverable by insurance in force on the Closing Date for the benefit of a Group Company or the Buyer;
(c)    if and to the extent the Buyer or a Group Company actually recovers the Loss by indemnity from any Person other than the Sellers, whether under contract, any provision of Applicable Law, insurance policy or otherwise, provided the Group Companies and/or the Buyer have complied with their duty under Applicable Law to limit Losses; or
(d)    if and to the extent that a specific provision for the matter has been made in the or the Accounts.
(e)    if and to the extent a Loss occurs as a result of an act of or omission by the Buyer or any Group Company after the Closing Date.

13.7    Liability among Sellers
13.7.1    Any and all of the covenants, liabilities and obligations of each of the Sellers under this Agreement are pro rata based on the portion of the Maximum Consideration they become entitled to, and no claim may be made against any Seller in respect of any breach of this Agreement by any other Seller.
13.7.2    Clause 13.7.1 shall not apply in the event of a breach of the Protected Warranties, which are given by each Seller individually, for which each Seller may only be liable for its own breach and for which each Seller shall be fully liable subject to clause 13.5.2.
13.8    Contingent Liabilities
For the purposes of this Agreement, a liability which is contingent shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable, provided, however, that this shall not limit the Buyer's right to make a claim for such Loss, pursuant to clause 13.4, and notice within such deadline will not defer the Buyer's right to compensation even if the liability materialises after the lapse of such relevant deadline.
13.9    Third Party Claims
In the event that the Buyer would make a claim against the Sellers, the Buyer will allow and grant permission to the Seller's Representative and its professional advisers to gain reasonable access to books and records held by the Group Companies and being relevant to the claim and the defence against the claim.
If the Buyer or any Group Company receives notice of any Third Party Claim, the Buyer will notify the Sellers' Representative thereof in writing without undue delay. The Sellers are, at their own cost and subject to written notice to the Buyer, entitled to assume the joint defence of such Third Party Claim. The Buyer shall cooperate with the Sellers in such defence. The Buyer may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Third Party Claim. The Sellers shall not be liable for any litigation costs or expenses incurred by the Buyer without the Sellers’ Representative's written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Sellers shall not settle any Third Party Claim if such settlement (a) does not fully and unconditionally release the Group Companies and the Buyer from all liability relating thereto, or (b) acknowledges fault by the Group Companies or the Buyer, unless the Buyer otherwise agrees in writing.
13.10    No limitation on the Sellers' liability
No limitations on the Sellers' liability shall apply in the event of fraud, wilful misconduct or gross negligence.

14    INDEMNITIES
Notwithstanding any limitations in this Agreement, the Sellers shall indemnify and hold harmless the Purchaser against any loss, costs or expenses suffered or incurred in connection with
(a)    any claims from Testo SE & CO. KGaA or any of its Affiliates regarding infringement of trademarks held by such parties;
(b)    taxes incurred on the Company and not covered by such employees as a result of employees selling shares in the Company and/or exercising options in the Company in connection with the Transaction;
(c)    payroll/employment taxes owing for workers misclassified as consultants (if any);
(d)    any claims for payment of overtime from employees.
15    POST-CLOSING OBLIGATIONS
15.1    Access to material
The Buyer shall procure that the Group Companies after Closing grant the Sellers reasonable access to accounting material and other relevant information from the period before Closing, to the extent this is required for the Sellers to comply with its statutory obligations.
15.2    Waiver of rights
15.2.1    Absent fraud or gross negligence the Buyer waives any rights and claims which it may have against any board member or employee of the Sellers or the Group Companies in respect of any misrepresentation, inaccuracy or omission in any information or advice given by them to the Buyer in connection with the Transaction.
15.2.2    This clause 15.2 may be invoked by the Sellers and the current and previous board members and employees of the Sellers and the Group Companies.
15.3    Audited accounts
The Sellers shall procure that the Company obtains audited accounts for 2019 prior to 30 April 2020.
15.4    Restrictive covenants
15.4.1    Non-solicit obligation
For a period of 36 months from the Closing Date each of the Sellers and each of the Ultimate Owners shall not, and shall procure that each of its Affiliates do not, directly or indirectly, solicit from any Group Company any Person who is an employee or consultant of any Group Company as of the Closing Date. Notwithstanding the foregoing, the Sellers, the Ultimate Owners or any of their respective Affiliates (in each case a “Seller Affiliate”) shall not be precluded from (i) making any public advertisement or other general solicitation of employment not specifically directed at such employees (including the participation in job fairs and general solicitation through employment agencies), or (ii) hiring any such employee who (a) responds to a public advertisement placed by a Seller Affiliate or other general solicitation by a Seller Affiliate not specifically directed at such employees, (b) has terminated its employment with the Group before the solicitation, or (c) contacts a Seller Affiliate directly and solely on his/her own initiative without any solicitation from a Seller Affiliate.
15.4.2    Non-compete obligation
For a period of 36 months from the Closing Date, each of Cmoen Invest AS, Hauglid Holding AS, Jining Kea Zhang AS and their Ultimate Owners shall not, and shall procure that each of its Affiliates do not, invest, conduct, establish or otherwise engage, whether directly or indirectly, and whether as an owner, director or otherwise, in any business competing with the Group's business activities. This limitation shall however not limit any individual to seek ordinary salaried employment without equity interests.
15.4.3    Liquidated damages
Upon a breach by a Seller or Ultimate Owner of its obligations under clauses 15.4.1 and 15.4.2, which breach cannot be remedied or has not been remedied to the Buyer's satisfaction within 10 Business Days from the receipt of a written notice thereof, the Seller in breach or Ultimate Owner in breach will pay to the Buyer on demand NOK 500,000 in liquidated damages for each breach, as well as an additional amount of NOK 250,000 for each month thereafter for any continuing breach.
The right of the Buyer to receive liquidated damages is not conditional upon the Buyer having suffered any actual Loss as a result of the breach and does not exclude any right of compensation for Losses in excess of the liquidated damages or other remedies available to the Buyer by Law. Each Seller and Ultimate Owner acknowledges that the obligation to pay liquidated damages is reasonable in light of the importance to the Buyer of the undertakings in clauses 15.4.1 and 15.4.2) and the difficulties inherent in proving any Loss as a result of any breach of such undertakings. The maximum liability for a breach of clauses 15.4.1 and 15.4.2 shall be limited to the portion of the Maximum Consideration that such breaching Seller or Ultimate Owner has received or has a right to receive (directly or indirectly).
If a Seller or an Ultimate Owner is in doubt of whether a contemplated activity would constitute a breach of clause 15.4.2, it may submit a written request to the Buyer for permission to conduct such activity. Such written request must include all relevant details of the contemplated activity for the Buyer to be able to make an informed assessment and decision on the matter. Provided such notice requirements are complied with and the Buyer has (a) approved the activity in writing, or (b) not responded to the request within 20 Business Days after the date of submission, the Seller/Ultimate Owner having made the request may commence such contemplated activity. Provided such activity does not deviate from or otherwise go beyond the description made in the request letter, the Buyer will not be entitled to claim liquidated damages from such Seller/Ultimate Owner for breach of clause 15.4.2 in relation to such activity.
16    SELLERS' REPRESENTATIVE
16.1    Each of the Sellers hereby irrevocably appoints the Sellers' Representative as the sole representative of such Seller to act on his/her/its behalf for all purposes under this Agreement including for the purposes of:
16.2    accepting notices on behalf of such Seller in accordance with clause 18.6 (Notices);
(a)    granting any consent or approval on behalf of such Seller under this Agreement; and
(b)    generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by such Seller or the Sellers' Representative on behalf of such Seller (including, but not limited to any execution of any document or performing any act in connection with Closing).
16.3    Each Seller hereby irrevocably appoints the Sellers' Representative as its attorney with full authority on its behalf and in the Sellers' name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by Applicable Law or as may, in the reasonable opinion of the Sellers' Representatives, be required to give effect to the matters described in this clause 16, including but not limited to delegating such powers, partly or fully, to any other Person.
16.4    The Buyer and each Seller acknowledge that in exercising the powers and authorities conferred by this clause 16 upon the Sellers' Representative, the Sellers' Representative shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Seller, and each Seller and the Buyer agree that the Sellers' Representative shall have no liability whatsoever to the Buyer or any Seller in relation to the exercise of those powers and authorities, save to a Seller in the case of gross negligence, fraud or wilful misconduct.
16.5    All communication from the Buyer to the Sellers' Representative, in its capacity as Sellers' Representative, is deemed to be given to each of and all of the Sellers.
16.6    Each Seller hereby undertakes to hold the Sellers' Representative harmless for any claim or liability the Sellers' Representative may incur in such capacity, including that each Seller shall refrain from filing or asserting any claims against the Sellers' Representative, except in each case any claim which may result from an act or omission resulting from gross negligence, wilful misconduct or misrepresentation or otherwise in bad faith.
17    ANNOUNCEMENTS AND CONFIDENTIALITY
17.1    No announcement in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of a Party without prior written approval from the other Party, except that:
(a)    this shall not prevent any announcement required by Applicable Law; and
(b)    Buyer shall have the right to announce that the Transaction has been agreed and/or completed (whenever applicable), however without disclosing any pricing or consideration terms.
17.2    The Sellers and the Buyer shall keep confidential, and shall cause their respective directors, officers, employees, agents, advisors and Affiliates to keep confidential, this Agreement and any written, oral or other information obtained in confidence from the other Party in connection with the Transaction.
17.3    The Sellers shall after Closing keep confidential, and shall cause their respective directors, officers, employees, agents, advisors and Affiliates to keep confidential, any business secrets or other information of a confidential nature related to any Group Company and such company's business and operations, including information on the Transaction and the Minority Acquisitions.
17.4    Neither clause 17.2 or 17.3 shall apply (a) to information which becomes publicly available through no fault of a Party; (b) to the extent that the disclosure or use of information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or (c) to the extent that the disclosure or use of information is required by Applicable Law. Further, clause 17.2 shall not apply where the disclosure is made to a third party in connection with a due diligence of the Party, and the relevant third party has undertaken to keep the information confidential.
17.5    Nothing in this clause 17 shall restrict or impair the Buyer's ownership in the Company after Closing in general or the Buyer's right to communicate information about the transactions contemplated by this Agreement to its ultimate interest holders.
18    GENERAL
18.1    Entire agreement
This Agreement constitutes the entire agreement between the Parties relating to the Transaction and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the Transaction.

18.2    No amendments
This Agreement may only be changed or modified by any agreement in writing signed by the Parties.
18.3    No rescission or termination
No Party shall in any circumstances be entitled to rescind or terminate this Agreement, except prior to Closing as set out in clause 7.
18.4    Transfer of rights and obligations
No Seller may transfer its respective rights or obligations under this Agreement to any other Person (whether by transfer, merger, amalgamation or otherwise) without the prior written consent of the Buyer. The Buyer may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale of all or substantially all of its assets or other change in control transaction.
18.5    Costs and expenses
Except if and to the extent expressly provided in this Agreement, each Party shall bear the costs and expenses incurred by it in connection with the preparation, execution and performance of this Agreement and the Transaction, including all fees and expenses of agents, representative, counsel, accountants and other professional advisors.
18.6    Notices
Any notice to be given under this Agreement shall be in writing and in the English language. Such notice shall be deemed duly given or made when delivered personally or by post or email to the relevant Party using the following contact details (which may be changed by the relevant Party upon prior written notification to the other Party):

If to the Sellers:	the Sellers' Representative:

[***]

With a copy to	[***]

If to the Buyer:	User Testing, Inc. Office of the General Counsel 690 5th Street San Francisco, CA 94107 [***]

With a copy to	[***]

18.7    Invalidity etc.
Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction, shall not affect the validity, legality or enforceability of the relevant provision in any other jurisdiction, or of any other provision of this Agreement in any jurisdiction.
18.8    Overdue interest
If a Party which is required to pay any sum (including interest) under this Agreement fails to pay such sum when due for payment, it shall pay interest on such sum for the period from and including the due date up to the date of actual payment in accordance with the Norwegian act relating to interest on overdue payment of 1976 (Norwegian: forsinkelsesrenteloven).
19    GOVERNING LAW; LEGAL VENUE
19.1    All matters arising out of or relating to this Agreement shall be governed by Norwegian law.
19.2    Any dispute arising from or related to this Agreement shall be finally settled by arbitration according to the Norwegian act no. 25/2004 on arbitration (Norwegian: lov nr. 25/2004, voldgiftsloven). The place for the arbitration shall be Oslo and the language for all documentation and proceedings related to the arbitration shall be Norwegian. The dispute, the arbitration proceedings, the documentation and testimony exchanged during the arbitration and the arbitral award shall be confidential.
* * *
Execution blocks follow on next page

SIGNATURE PAGE

USER TESTING, INC.

Andrew MacMillan

On behalf of the Sellers

Christoffer Moen
Attorney-in-fact, Sellers' Representative

On behalf of the Ultimate Owners with respect to clause 15.4, being the owners of Cmoen Invest AS, Hauglid Holding AS and Jining Kea Zhang AS, respectively

Christoffer Moen	Erik Hauglid

Attorney-in-fact	Attorney-in-fact

Kea Zhang

Attorney-in-fact

APPENDIX 1 THE SELLERS AND ALLOCATION OF CONSIDERATION
[***]

APPENDIX 2 LOCKED BOX ACCOUNTS
[***]

APPENDIX 3 COMPANY SELLERS’ CREDIT
[***]

APPENDIX 4 DETERMINATION OF THE REVENUE
1.1    The Buyer shall prepare and deliver to the Sellers' Representative a draft P&L Statement no later 31 March 2021, including the Revenue on which the Earn-Out shall be based.
1.2    The Buyer shall grant and shall also procure that the Company grants the Sellers' Representative (and Expert, if applicable) such documentation as may reasonably be requested by the Sellers in order for the Sellers to verify the Revenue included in the P&L Statement.
1.3    In the event that the Sellers' Representative does not agree on the Revenue included in the P&L Statement, the Sellers Representative shall object to the Buyer in writing within thirty (30) calendar days after the receipt of the Buyer's P&L Statement. If the Sellers' Representative object within the relevant thirty days' period, the Parties shall attempt to agree on the Revenue.
1.4    If the Parties have not reached an agreement on the Revenue within thirty (30) calendar days after the objection by the Sellers' Representative, each of the Buyer and the Sellers' Representative may require that a reputable audit firm being independent of the Buyer, the Group and the Sellers (the “Expert”) shall decide on the Revenue, and confirm the correct Revenue to be used for the purpose of determining the Earn-Out. The Expert shall be agreed to by the Parties.
1.5    If the Expert is so appointed, the Sellers' Representative shall submit its calculation of the Revenue. The Buyer and the Group Companies shall grant access for the Expert to all information and documentation reasonably requested for the purpose of determining the Revenue. Neither of the Parties may discuss the merits of the case with the Expert without the presence of the other Party. The Expert must provide its decision on the Revenue as soon as practically possible.
1.6    In the absence of manifest error or fraud the Expert’s decision on the Revenue shall be final and binding on the Parties. For avoidance of doubt, the Expert is acting as an expert and not an arbitrator.
1.7    The Sellers and the Buyer shall bear the costs for the Expert in the same proportion as to which the Expert’s decision on the Revenue differs from the Parties' original opinion of the Revenue.

APPENDIX 5 BUSINESS PLAN
[***]

APPENDIX 6 ESCROW AGREEMENT
[***]

APPENDIX 7 COMPANY DISCLOSURE SCHEDULE
[***]

APPENDIX 8 THE IDEK GUARANTEE UNDERTAKING
[***]

APPENDIX 9 PROVIDED INFORMATION
Appendix 9 is enclosed in the form of a USB memory stick.

THIRD LOAN AND SECURITY MODIFICATION AGREEMENT
This THIRD LOAN AND SECURITY MODIFICATION AGREEMENT (“Modification”) is entered into as of September 10, 2020, by and among USER TESTING, INC., a California corporation (“Parent”), TRUTHLAB TECHNOLOGIES INC., a Delaware corporation (“TruthLab,” and together with Parent, individually and collectively, jointly and severally, “Borrower”) and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).
1.    DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated January 12, 2018, by and between Borrower and Bank, as may be amended from time to time, including but without limitation by that certain First Loan and Security Modification Agreement dated as of June 13, 2019, and that certain Second Loan and Security Modification Agreement dated as of March 18, 2020 (“Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.
Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”
2.    DESCRIPTION OF CHANGE IN TERMS
(a)    The following terms and their respective definitions are added to Section 1.1 of the Loan Agreement as follows:
“Parent” means USER TESTING, INC., a California corporation.
“Parent Scottish Enterprise Guaranty” means that certain Parent Company Guarantee dated on or after the date of the Scottish Enterprise Grant provided by Parent in favor of Scottish Enterprise in connection with the Scottish Enterprise Grant.
“Scottish Enterprise Grant” means that certain Scottish Enterprise Grant Award dated July 30, 2020, in an aggregate amount not to exceed £3,201,879 provided by Scottish Enterprise to User Testing UK in connection with the project titled “Human Insights Program”.
(b)    New clauses (g) and (h) are added to the definition of “Permitted Indebtedness” in Section 1.1 of the Loan Agreement as follows:
(g)    Indebtedness of User Testing UK to Scottish Enterprise pursuant to the Scottish Enterprise Grant in an aggregate amount not to exceed £3,201,879.
(h)    the Parent Scottish Enterprise Guaranty.
(c)    Section 6.8 of the Loan Agreement is amended and restated as follows:
6.8 Financial Covenants.
(a)    Liquidity. Borrower shall maintain at all times Liquidity equal to the greater of (i) Three Million Dollars ($3,000,000) or (ii) 6 Month Cash Burn.
(b)    Minimum Cash. Borrower shall maintain at all times unrestricted cash at Bank in an amount equal to at least the Dollar Equivalent of the aggregate amount of the
1

grant awards distributed under the Scottish Enterprise Grant. “Dollar Equivalent” means the equivalent amount therefor in U.S. Dollars as determined by Bank on the basis of the then-prevailing rate of exchange for the sales of such foreign currency on the day such grant award is received by User Testing UK.
(d)    Exhibit D (Compliance Certificate) to the Loan Agreement is replaced with Exhibit D attached hereto.
3.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
4.    NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Modification, each Releasing Party releases Bank, and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.
5.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Modification, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Modification in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Modification shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to any subsequent modification agreements.
2

6.    CONDITIONS. The effectiveness of this Modification is conditioned upon Bank’s receipt, in form and substance satisfactory to Bank, of the following:
(a)    this Modification, duly executed by Borrower;
(b)    payment of all Bank Expenses incurred through the date of this Modification; and
(c)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
7.    NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
8.    COUNTERSIGNATURE. This Modification shall become effective only when executed by Bank and Borrower.
3

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed and delivered as of the date first written above.

BORROWER:

USER TESTING, INC.,
a California corporation

By:	/s/ Tien Anh Nguyen

Name:	Tien Anh Nguyen

Title:	CFO

TRUTHLAB TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ Tien Anh Nguyen

Name:	Tien Anh Nguyen

Title:	CFO (of User Testing, Inc.)

BANK:

WESTERN ALLIANCE BANK,
an Arizona corporation

By:	/s/ Tim Bruckner

Name:	Tim Bruckner

Title:	CCO
1

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	WESTERN ALLIANCE BANK, an Arizona corporation

FROM:	USER TESTING, INC., a California corporation TRUTHLAB TECHNOLOGIES INC., a Delaware corporation
The undersigned authorized officer of USER TESTING, INC., a California corporation, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending __________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Annual financial statements (CPA Audited)	FYE within 180 days		Yes No

Monthly financial statements and Compliance Certificate	Monthly within 30 days		Yes No

10K and 10Q	(as applicable)		Yes No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days after to the beginning of each fiscal year		Yes No

A/R & A/P Agings, Borrowing Base Certificate, Deferred Revenue Schedule	Monthly within 30 days		Yes No

A/R Audit	Initial and Annual		Yes No

Deposit balances with Bank	$

Deposit balance outside Bank	$

Financial Covenant	Required	Actual	Complies

Liquidity	(i) $3MM or (ii) 6		Yes No

Minimum Cash with Bank	$	$	Yes No
1

Comments Regarding Exceptions: See Attached	BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE

	Compliance Status	Yes	No
DATE

2

FOURTH LOAN AND SECURITY MODIFICATION AGREEMENT
This FOURTH LOAN AND SECURITY MODIFICATION AGREEMENT (this “Modification”) is entered into as of January 21, 2021, by and between USER TESTING, INC., a California corporation (“Borrower”), and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).
1.    DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated January 12, 2018, by and between Borrower and Bank, as may be amended from time to time, including but without limitation by that certain First Loan and Security Modification Agreement dated as of June 13, 2019, that certain Second Loan and Security Modification Agreement dated as of March 18, 2020, and that certain Third Loan and Security Modification Agreement dated as of September 10, 2020 (“Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.
Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”
2.    DESCRIPTION OF CHANGE IN TERMS.
(a)    Truthlabs Technologies Inc., a Delaware corporation, is removed as a Borrower under the Loan Agreement and no longer has any rights and obligations of a Borrower under the Loan Agreement. Each reference to “Borrower” in the Loan Agreement shall mean and refer to User Testing, Inc., a California corporation, and/or any other entity becoming a Borrower under the Loan Agreement.
(b)    The following term and its definition is amended and restated in Section 1.1 of the Loan Agreement as follows:
“Revolving Maturity Date” means April 12, 2021.
(c)    Section 6.3(b) of the Loan Agreement is amended and restated as follows:
(b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; provided, however, Borrower shall not be required to deliver such audited financial statements from January 12, 2021 through April 12, 2021;
(d)    The paragraph in Section 6.3 of the Loan Agreement that begins with “Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate…” is amended and restated as follows:
Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; provided, however, from January 12, 2021 through April 12, 2021, Borrower shall not be required to deliver to Bank such Compliance Certificates.
(e)    Section 6.8(b) of the Loan Agreement is amended and restated as follows:
(b)    Minimum Cash. Borrower shall maintain at all times unrestricted cash at Bank in an amount equal to at least Fifteen Million Dollars ($15,000,000).
1

(f)    Section 7.3 of the Loan Agreement is amended and restated as follows:
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except in a transaction where (a) the ending unrestricted cash balances at Bank after giving effect to such transaction is in the aggregate at least Fifteen Million Dollars ($15,000,000), (b) the total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Two Million Dollars ($2,000,000) during the term of this Agreement, (c) no Event of Default has occurred and is continuing or would exist after giving effect to such transaction, and (d) Borrower is the surviving legal entity.
3.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
4.    NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Modification, each Releasing Party releases Bank, and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.
5.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Modification, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Modification in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Modification shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to any subsequent modification agreements.
6.    LOAN PAYMENT EVENT. Bank and Borrower hereby acknowledge and agree that the Revolving Maturity Date of the Loan Agreement was January 12, 2021, upon which date all Advances and all other amounts
2

outstanding under the Loan Agreement were due and payable (the “Loan Payment Event”). Bank hereby waives the Loan Payment Event, in this instance only, provided, however, that such waiver does not constitute a waiver, amendment, or forbearance of Borrower’s obligation to pay the Advances and all other amounts outstanding under the Loan Agreement on the Revolving Maturity Date, as amended by this Modification. Furthermore, Bank does not waive any other failure by Borrower to perform any of its obligations under the Loan Agreement or any other Loan Document. This waiver is not a continuing waiver with respect to any failure by Borrower to perform any obligation under the Loan Agreement or the other Loan Documents after the date of this Modification, and Bank does not waive any obligations Borrower may have under the Loan Agreement, as amended by this Modification, or the other Loan Documents after the date of this Modification, in each case including, without limitation, Borrower’s obligation to repay the Advances and all other amounts outstanding under the Loan Agreement on the Revolving Maturity Date, as amended by this Modification.
7.    CONDITIONS. The effectiveness of this Modification is conditioned upon Bank’s receipt, in form and substance satisfactory to Bank, of the following:
(a)    this Modification, duly executed by Borrower;
(b)    a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Modification;
(c)    payment of all Bank Expenses incurred through the date of this Modification; and
(d)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
8.    NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
9.    COUNTERSIGNATURE. This Modification shall become effective only when executed by Bank and Borrower.
3

In Witness Whereof, the parties hereto have caused this Modification to be duly executed and delivered as of the date first written above.

BORROWER:

USER TESTING, INC.,
a California corporation

By:	/s/ Tien-Anh Nguyen
Name:	Tien-Anh Nguyen
Title:	Chief Financial Officer

BANK:

WESTERN ALLIANCE BANK,
an Arizona corporation

By:	/s/ Riesa L. Nunes
Name:	Riesa L. Nunes
Title:	Director
1

FIFTH LOAN AND SECURITY MODIFICATION AGREEMENT
This FIFTH LOAN AND SECURITY MODIFICATION AGREEMENT (this “Modification”) is entered into as of June 18, 2021, by and between USER TESTING, INC., a California corporation (“Borrower”), and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).
1.    DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated January 12, 2018, by and between Borrower and Bank, as may be amended from time to time, including but without limitation by that certain First Loan and Security Modification Agreement dated as of June 13, 2019, that certain Second Loan and Security Modification Agreement dated as of March 18, 2020, that certain Third Loan and Security Modification Agreement dated as of September 10, 2020, and that certain Fourth Loan and Security Modification Agreement dated as of January 21, 2021 (“Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.
Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”
2.    DESCRIPTION OF CHANGE IN TERMS.
(a)    The following terms and their respective definitions are amended and restated in Section 1.1 of the Loan Agreement as follows:
“Prime Rate” means the greater of (i) three and one quarter percent (3.25%) and (ii) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
“Revolving Line” means a credit extension of up to Five Million Five Hundred Thousand Dollars ($5,500,000).
“Revolving Maturity Date” means June 18, 2024.
(b)    The following terms and their respective definitions are deleted in their entirety from Section 1.1 of the Loan Agreement:
“6 Month Cash Burn”; “Borrowing Base”; “Eligible Recurring Revenue Contracts”; “Liquidity”; “MRR Retention Rate”; “Recurring Revenue”.
(c)    Section 2.1(a) of the Loan Agreement is amended and restated as follows:
(a)    Revolving Advance. No Advances shall be made under the Revolving Line.
1

(d)    Section 2.1(b) of the Loan Agreement is amended and restated as follows:
(b)    Credit Cards. Subject to the terms and conditions of this Agreement, Borrower may request business credit cards (the “Credit Card Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that (i) the total amount of the Credit Card Services shall not exceed the Credit Cards Limit and (ii) the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding for Credit Card Services shall not exceed the Revolving Line. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its obligations with respect to any Credit Card Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Credit Card Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Credit Card Services continue.
(e)    Section 2.2 of the Loan Agreement is amended and restated as follows:
2.2    Overadvances. (i) If the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding under the Letters of Credit Sublimit exceeds the Revolving Line at any time or (ii) if the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding for Credit Card Services exceeds the Revolving Line at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
(f)    Section 2.3(a)(i) of the Loan Agreement is amended and restated as follows:
(i)    Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to the Prime Rate.
(g)    Section 5.4 of the Loan Agreement is amended and restated as follows:
5.4    Reserved.
(h)    Section 6.3 of the Loan Agreement is amended and restated as follows:
6.3    Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within (i) thirty (30) days after the end of each calendar month if Borrower maintains unrestricted cash at Bank in an amount less than Twenty Million Dollars ($20,000,000), and (ii) forty five (45) days after the end of each calendar quarter if Borrower maintains unrestricted cash at Bank in an amount equal to at least Twenty Million Dollars ($20,000,000), a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s consolidated and consolidating operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within
2

two hundred seventy (270) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; provided, however, Borrower shall deliver to Bank such audited financial statements for fiscal year 2019 by no later than June 30, 2021; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (e) as soon as available, but in any event no later than the earlier to occur of ninety (90) days following the beginning of each fiscal year or the date of approval by Borrower’s board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a monthly format, approved by Borrower’s board of directors, and in a form and substance acceptable to Bank; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.
Within (i) thirty (30) days after the end of each calendar month if Borrower maintains unrestricted cash at Bank in an amount less than Twenty Million Dollars ($20,000,000), and (ii) forty five (45) days after the end of each calendar quarter if Borrower maintains unrestricted cash at Bank in an amount equal to at least Twenty Million Dollars ($20,000,000), Borrower shall deliver to Bank an MRR schedule, signed by a Responsible Officer, together with aged listings of accounts receivable and accounts payable, all in form and substance satisfactory to Bank.
Borrower shall deliver to Bank, together with the financial statements delivered in accordance with Section 6.3(a), a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.
Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.
(i)    Section 6.7 of the Loan Agreement is amended and restated as follows:
6.7    Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain its depository, operating, and investment accounts with Bank; provided, however, Borrower and each of its Subsidiaries may maintain an account at a financial institution other than Bank so long as Borrower (1) delivers to Bank a control agreement or other appropriate instrument with respect to such account to perfect Bank’s Lien in such account in accordance with the terms hereunder prior to the establishment of such account, which control agreement may not be terminated without prior written consent of Bank or (2) maintains at least Five Million Five Hundred Thousand Dollars ($5,500,000) in cash deposits in its accounts with Bank at all times.
3

(j)    Section 6.8 of the Loan Agreement is amended and restated as follows:
6.8    Reserved.
(k)    Exhibit C (Borrowing Base Certificate) to the Loan Agreement is deleted in its entirety.
(l)    Exhibit D (Compliance Certificate) to the Loan Agreement is replaced with Exhibit D attached hereto.
3.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
4.    NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Modification, each Releasing Party releases Bank, and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.
5.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Modification, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Modification in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Modification shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to any subsequent modification agreements.
4

6.    CONDITIONS. The effectiveness of this Modification is conditioned upon Bank’s receipt, in form and substance satisfactory to Bank, of the following:
(a)    this Modification, duly executed by Borrower;
(b)    a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Modification;
(c)    payment of all Bank Expenses incurred through the date of this Modification; and
(d)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
7.    NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
8.    COUNTERSIGNATURE. This Modification shall become effective only when executed by Bank and Borrower.

5

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed and delivered as of the date first written above.

BORROWER:

USER TESTING, INC.,
a California corporation

By:	/s/ Jon Pexton
Name:	Jon Pexton
Title:	CFO

BANK:

WESTERN ALLIANCE BANK,
an Arizona corporation

By:	/s/ Shirish Sharma
Name:	Shirish Sharma
Title:	Vice President

1

EXHIBIT D
COMPLIANCE CERTIFICATE
TO:    WESTERN ALLIANCE BANK, an Arizona corporation
FROM:    USER TESTING, INC., a California corporation
The undersigned authorized officer of USER TESTING, INC., a California corporation, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                  with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Annual financial statements (CPA Audited)	FYE within 270 days (by 6/30/21 for FY 2019)	Yes	No
Monthly/quarterly financial statements and Compliance Certificate	Monthly within 30 days or quarterly within 45 days, as applicable	Yes	No
10K and 10Q	(as applicable)	Yes	No
Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 90 days after to the beginning of each fiscal year	Yes	No
A/R & A/P Agings	Monthly within 30 days or quarterly within 45 days, as applicable	Yes	No
A/R Audit	Initial and Annual	Yes	No
Deposit balances with Bank	$
Deposit balance outside Bank	$
1

Comments Regarding Exceptions:	BANK USE ONLY
See Attached.
Received by:
Sincerely,		AUTHORIZED SIGNER
Date:

SIGNATURE	Verified:
AUTHORIZED SIGNER

TITLE	Date:

DATE	Compliance Status		Yes	No

2

CORPORATE RESOLUTIONS TO BORROW

Borrower: USER TESTING, INC., a California corporation
I, the undersigned Secretary or Assistant Secretary of USER TESTING, INC., a California corporation (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of California.
I FURTHER CERTIFY that the Articles of Incorporation and the Bylaws of the Corporation which were previously delivered to Bank remain true, accurate, and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect.
I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.
BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Jon Pexton	CFO	/s/ Jon Pexton

Andy MacMillan	CEO	/s/ Andy MacMillan

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:
Borrow Money. To borrow from time to time from Western Alliance Bank, an Arizona corporation (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.
Execute Loan Documents. To execute and deliver to Bank that certain Fifth Loan and Security Modification Agreement dated as of June 18, 2021, and any other agreement, document or instrument entered into in connection with the Loan and Security Agreement dated as of January 12, 2018, between Corporation and Bank, including any amendments, all as amended or extended from time to time (collectively, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.
3

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.
Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.
Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.
Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.
Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.
BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.
I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.
IN WITNESS WHEREOF, I have hereunto set my hand on June 18, 2021, and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X	/s/ Ambyr O'Donnell
Secretary or Assistant Secretary of Borrower

4

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth above as one of the authorized signing officers, this must also be signed by a second authorized officer or director of Borrower.
I, the                                of Borrower, hereby certify as to the above, as of the date set forth above.

By:
Name:
5